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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14A-101)

Information Required in Proxy Statement
Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☒ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

PEABODY ENERGY CORPORATION

(Name of Registrant as Specified In Its Charter)

[COMPANY NAME]

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 26, 2007

Dear Shareholder:

You are cordially invited to attend the 2007 Annual Meeting of Shareholders of Peabody Energy Corporation (the “Company”), which will be held on Tuesday, May 1, 2007, at 10:00 A.M., Central Time, at the Ritz-Carlton Hotel, 100 Carondelet Plaza, Clayton, Missouri 63105.

During this meeting, shareholders will vote on the following items:

1.	Election of five Class III Directors for three-year terms;

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007; and

3.	Consideration of a shareholder proposal and such other matters as may properly come before the meeting.

The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement contain complete details on these items and other matters. We also will be reporting on the Company’s operations and responding to shareholder questions. If you have questions that you would like to raise at the meeting, we encourage you to submit written questions in advance (by mail or e-mail) to the Corporate Secretary. This will help us respond to your questions during the meeting. If you would like to e-mail your questions, please send them to stockholder.questions@peabodyenergy.com.

Your understanding of and participation in the Annual Meeting is important, regardless of the number of shares you hold. To ensure your representation, we encourage you to vote over the telephone or Internet or to complete and return the enclosed proxy card as soon as possible. If you attend the Annual Meeting, you may then revoke your proxy and vote in person if you so desire.

Thank you for your continued support of Peabody Energy. We look forward to seeing you on May 1.

Very truly yours,

Gregory H. Boyce
President & Chief Executive Officer

PEABODY ENERGY CORPORATION
701 Market Street
St. Louis, Missouri 63101-1826

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Peabody Energy Corporation (the “Company”) will hold its Annual Meeting of Shareholders at the Ritz-Carlton Hotel, 100 Carondelet Plaza, Clayton, Missouri, 63105 on Tuesday, May 1, 2007, at 10:00 A.M., Central Time, to:

•	Elect five Class III Directors for three-year terms;

•	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007; and

•	Consider a shareholder proposal and transact any other business that may properly come before the Annual Meeting.

The Board of Directors has fixed March 9, 2007 as the record date for determining shareholders who will be entitled to receive notice of and vote at the Annual Meeting or any adjournment. Each share of Common Stock is entitled to one vote. As of the record date, there were 264,690,754 shares of Common Stock outstanding.

If you own shares of the Company’s Common Stock as of March 9, 2007, you can vote those shares by completing and mailing the enclosed proxy card or by attending the Annual Meeting and voting in person. Shareholders of record also may submit their proxies electronically or by telephone as follows:

•	By visiting the website at www.voteproxy.com and following the voting instructions provided; or

•	By calling 1-800-PROXIES on a touch-tone telephone and following the recorded instructions.

An admittance card or other proof of ownership is required to attend the Annual Meeting. Please retain the top portion of your proxy card for this purpose. Also, please indicate your intention to attend the Annual Meeting by checking the appropriate box on the proxy card, or, if voting by the Internet or by telephone, when prompted. If your shares are held by a bank or broker, you will need to ask them for an admission card in the form of a confirmation of beneficial ownership. If you do not receive a confirmation of beneficial ownership or other admittance card from your bank or broker, you must bring proof of share ownership (such as a copy of your brokerage statement) to the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please cast your vote by telephone or the Internet, or complete, date and sign the enclosed proxy card and return it in the envelope provided. If you attend the meeting, you may withdraw your proxy and vote in person, if you so choose.

Jeffery L. Klinger
Vice President, General Counsel
and Corporate Secretary

March 26, 2007

i

PEABODY ENERGY CORPORATION
PROXY STATEMENT
FOR THE
2007 ANNUAL MEETING OF SHAREHOLDERS

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did I receive this Proxy Statement?

A:	Because you are a shareholder of Peabody Energy Corporation as of March 9, 2007, the record date, and are entitled to vote at the 2007 Annual Meeting of Shareholders, the Board of Directors is soliciting your proxy to vote at the meeting. As of the record date, there were 264,690,754 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote.

This Proxy Statement summarizes the information you need to know to vote at the Annual Meeting. This Proxy Statement and proxy card were first mailed to shareholders on or about March 26, 2007.

Q:	What am I being asked to vote on?

A:	You are being asked to vote on the following items:

• Election of William A. Coley, Irl F. Engelhardt, William C. Rusnack, John F. Turner and Alan H. Washkowitz as directors of the Company, each for a term of three years;

• Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007;

• A shareholder proposal; and

• Any other matter properly introduced at the meeting.

Q:	What are the voting recommendations of the Board of Directors?

A:	The Board recommends the following votes:

• FOR each of the director nominees (Item 1);

• FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007 (Item 2); and

• AGAINST the shareholder proposal (Item 3).

Q:	Will any other matters be voted on?

A:	We are not aware of any other matters that will be brought before the shareholders for a vote at the Annual Meeting. If any other matter is properly brought before the meeting, your proxy will authorize each of Blanche M. Touhill, Alexander C. Schoch and Jeffery L. Klinger to vote on such matters in their discretion.

Q:	How do I vote?

A:	If you are a shareholder of record or hold stock through the Peabody Investments Corp. Employee Retirement Account (or any of the other 401(k) plans sponsored by our subsidiaries), you may vote using any of the following methods:

• Via the Internet, by visiting the website www.voteproxy.com and following the instructions for Internet voting on your proxy card;

• From the United States, Canada or Puerto Rico, by dialing 1-800-PROXIES and following the instructions for telephone voting on your proxy card;

• By completing and mailing your proxy/voting instruction card; or

• By casting your vote in person at the Annual Meeting.

If you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The telephone and Internet voting facilities for the shareholders of record of all shares, other than those held in the Peabody Investments Corp. Employee Retirement Account (or other 401(k) plans sponsored by our subsidiaries), will close at 10:59 P.M. Central Time on April 30, 2007. The Internet and telephone voting procedures are designed to authenticate shareholders by use of a control number and to allow you to confirm your instructions have been properly recorded.

If you participate in the Company Stock Fund under the Peabody Investments Corp. Employee Retirement Account (or other 401(k) plans sponsored by our subsidiaries), and had shares of the Company’s common stock credited in your account on the record date of March 9, 2007, you will receive a single proxy/voting instruction card with respect to all shares registered in your name, whether inside or outside of the plan. If your accounts inside and outside of the plan are not registered in the same name, you will receive a separate proxy/voting instruction card with respect to the shares credited in your plan account. Voting instructions regarding plan shares must be received by 4:00 P.M. Central Time on April 26, 2007, and all telephone and Internet voting facilities with respect to plan shares will close at that time.

Shares of common stock in the Peabody Investments Corp. Employee Retirement Account (or other 401(k) plans sponsored by our subsidiaries) will be voted by Vanguard Fiduciary Trust Company (“Vanguard”), as trustee of the plan. Plan participants should indicate their voting instructions to Vanguard for each action to be taken under proxy by completing and returning the proxy/voting instruction card, by using the toll-free telephone number or by indicating their instructions over the Internet. All voting instructions from plan participants will be kept confidential. If a plan participant fails to sign or to timely return the proxy/voting instruction card or otherwise timely indicate his or her instructions by telephone or over the Internet, the shares allocated to such participant, together with unallocated shares, will be voted in the same proportion as plan shares for which the trustee receives voting instructions.

If you return your signed proxy card or vote by Internet or telephone, your shares will be voted as you indicate. If you do not indicate how your shares are to be voted on a matter, the shares represented by your properly completed proxy/voting instruction card will be voted “For” the nominees for director, “For” ratification of the appointment of Ernst & Young LLP and “Against” the shareholder proposal.

If your shares are held in a brokerage account in your broker’s name (also known as “street name”), you should follow the instructions for voting provided by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, if your broker or nominee allows, submit voting instructions by Internet or telephone. If you provide specific voting instructions by mail, telephone or Internet, your broker or nominee will vote your shares as you have directed. Please note that shares in the Peabody Energy Corporation Employee Stock Purchase Plan are held in street name by A. G. Edwards & Sons, Inc., the plan administrator.

Ballots will be provided during the Annual Meeting to anyone who wants to vote in person at the meeting. If you hold shares in street name, you must request a confirmation of beneficial ownership from your broker to vote in person at the meeting.

Q:	Can I change my vote?

A:	Yes. If you are a shareholder of record, you can change your vote or revoke your proxy before the Annual Meeting by:

• Submitting a valid, later-dated proxy;

• Submitting a valid, subsequent vote by telephone or the Internet at any time prior to 10:59 P.M. Central Time on April 30, 2007;

• Notifying the Company’s Corporate Secretary in writing that you have revoked your proxy; or

• Completing a written ballot at the Annual Meeting.

You can revoke your voting instructions with respect to shares held in the Peabody Investments Corp. Employee Retirement Account (or other 401(k) plans sponsored by our subsidiaries) at any time prior to 4:00 P.M. Central Time on April 26, 2007 by timely delivery of a properly executed, later-dated voting instruction card (or an Internet or telephone vote), or by delivering a written revocation of your voting instructions to Vanguard.

Q:	Is my vote confidential?

A:	Yes. All proxies, ballots and vote tabulations that identify how individual shareholders voted will be kept confidential and not be disclosed to the Company’s directors, officers or employees, except in limited circumstances, including:

• When disclosure is required by law;

• During any contested solicitation of proxies; or

• When written comments by a shareholder appear on a proxy card or other voting material.

Q:	What will happen if I do not instruct my broker how to vote?

A:	If your shares are held in street name and you do not instruct your broker how to vote, your broker may vote your shares at its discretion on routine matters such as the election of directors (Item 1) or ratification of the independent registered public accounting firm (Item 2). On non-routine matters, brokers and other nominees cannot vote without instructions from the beneficial owner, resulting in so-called “broker non-votes.” Broker non-votes will have no impact on the shareholder proposal (Item 3).

Q:	How will my Company stock in the Peabody Investments Corp. Employee Retirement Account or other 401(k) plans sponsored by the Company’s subsidiaries be voted?

A:	Vanguard, as the plan trustee, will vote your shares in accordance with your instructions if you send in a completed proxy/voting instruction card or vote by telephone or the Internet before 4:00 P.M. Central Time on April 26, 2007. All telephone and Internet voting facilities with respect to plan shares will close at that time. Vanguard will vote allocated shares of Company Common Stock for which it has not received direction, as well as shares not allocated to individual participant accounts, in the same proportion as plan shares for which the trustee receives voting instructions.

Q:	How many shares must be present to hold the Annual Meeting?

A:	Holders of a majority of the shares of outstanding Common Stock as of the record date must be represented in person or by proxy at the Annual Meeting in order to conduct business. This is called a quorum. If you vote, your shares will be part of the quorum. Abstentions, “Withheld” votes and broker non-votes also will be counted in determining whether a quorum exists.

Q:	What vote is required to approve the proposals?

A:	In the election of directors, the five nominees receiving the highest number of “For” votes will be elected. Abstentions and proxies marked “Withhold” will have no effect on the election of directors, except, if a nominee receives more “Withhold” than “For” votes, the nominee must tender his resignation in accordance with our Director Election Procedures. The Board will then determine whether to accept or reject the resignation based on all factors affecting the nominee’s qualifications and contributions to the Company. Our Director Election Procedures can be accessed on the Company’s website (www.peabodyenergy.com) by clicking on “Investors,” then “Corporate Governance,” and then “Corporate Governance Guidelines.” Information on our website is not considered part of this Proxy Statement.

The other proposals will require approval by a majority of the shares present in person or by proxy at the meeting and entitled to vote. Broker non-votes will have no impact on the other proposals.

Q:	What does it mean if I receive more than one proxy card?

A:	It means your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares.

Q:	Who can attend the Annual Meeting?

A:	All Peabody Energy Corporation shareholders as of March 9, 2007 may attend the Annual Meeting.

Q:	What do I need to do to attend the Annual Meeting?

A:	If you are a shareholder of record or a participant in the Peabody Investments Corp. Employee Retirement Account (or other 401(k) plans sponsored by our subsidiaries), your admission card is attached to your proxy card or voting instruction form. You will need to bring this admission card with you to the Annual Meeting.

If you own shares in street name, you will need to ask your bank or broker for an admission card in the form of a confirmation of beneficial ownership. You will need to bring a confirmation of beneficial ownership with you to vote at the Annual Meeting. If you do not receive your confirmation of beneficial ownership in time, bring your most recent brokerage statement with you to the Annual Meeting. We can use that to verify your ownership of Common Stock and admit you to the meeting; however, you will not be able to vote your shares at the meeting without a confirmation of beneficial ownership.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We plan to announce preliminary voting results at the Annual Meeting and to publish final results in our Quarterly Report on SEC Form 10-Q for the Quarterly Period Ended June 30, 2007.

ELECTION OF DIRECTORS (ITEM 1)

In accordance with the terms of the Company’s certificate of incorporation, the Board of Directors is divided into three classes, with each class serving a staggered three-year term. At this year’s Annual Meeting, the terms of current Class III Directors will expire. The terms of Class I Directors and Class II Directors will expire at the Annual Meetings to be held in 2008 and 2009, respectively.

The Board of Directors has nominated the following individuals for election as Class III Directors with terms expiring in 2010: William A. Coley, Irl F. Engelhardt, William C. Rusnack, John F. Turner and Alan H. Washkowitz. Each of the nominees currently is serving as a director of the Company. All nominees have consented to serve for the new term. Should any one or more of the nominees become unavailable for election, your proxy authorizes us to vote for such other persons, if any, as the Board of Directors may recommend.

The Board of Directors recommends that you vote “For” each of the Class III director nominees named below.

Class III Director Nominees — Terms Expiring in 2010

WILLIAM A. COLEY, age 63, has been a director of the Company since March 2004. Since March 2005, Mr. Coley has served as Chief Executive Officer and Director of British Energy Group plc, the U.K.’s largest electricity producer. He was previously a non-executive director of British Energy. Mr. Coley served as President of Duke Power, the U.S.-based global energy company, from 1997 until his retirement in February 2003. During his 37-year career at Duke Power, Mr. Coley held various officer level positions in the engineering, operations and senior management areas, including Vice President, Operations (1984-1986), Vice President, Central Division (1986-1988), Senior Vice President, Power Delivery (1988-1990), Senior Vice President, Customer Operations (1990-1991), Executive Vice President, Customer Group (1991-1994) and President, Associated Enterprises Group (1994-1997). Mr. Coley was elected to the board of Duke Power in 1990 and was named President following Duke Power’s acquisition of PanEnergy in 1997. Mr. Coley earned his B.S. in electrical engineering from Georgia Institute of Technology and is a registered professional engineer. He is also a director of CT Communications, Inc.

IRL F. ENGELHARDT, age 60, has been a director of the Company and has served as Chairman since 1998. Mr. Engelhardt served as Chief Executive Officer of the Company from 1998 to 2005 and as Chief Executive Officer of a predecessor of the Company from 1990 to 1998. He also served as Chairman of a predecessor of the Company from 1993 to 1998 and as President from 1990 to 1995. After joining a predecessor of the Company in 1979, he held various officer level positions in the executive, sales, business development and administrative areas, including Chairman of Peabody Resources Ltd. (Australia) and Chairman of Citizens Power LLC. Mr. Engelhardt also served as Co-Chief Executive Officer and executive director of The Energy Group from February 1997 to May 1998, Chairman of Cornerstone Construction & Materials, Inc. from September 1994 to May 1995 and Chairman of Suburban Propane Company from May 1995 to February 1996. He also served as a director and Group Vice President of Hanson Industries from 1995 to 1996. He also previously served as Chairman of the National Mining Association, the Coal Industry Advisory Board of the International Energy Agency, the Center for Energy and Economic Development and the Coal Utilization Research Council, as well as Co-Chairman of the Coal Based Generation Stakeholders Group. He serves on the Boards of Directors of Valero Energy Corporation and The Williams Companies, Inc., and is Chair of The Federal Reserve Bank of St. Louis.

WILLIAM C. RUSNACK, age 62, has been a director of the Company since January 2002. Mr. Rusnack is the former President and Chief Executive Officer of Premcor Inc., one of the largest independent oil refiners in the United States prior to its acquisition by Valero Energy Corporation in

2005. He served as President, Chief Executive Officer and Director of Premcor from 1998 to February 2002. Prior to joining Premcor, Mr. Rusnack was President of ARCO Products Company, the refining and marketing division of Atlantic Richfield Company. During a 31-year career at ARCO, he was also President of ARCO Transportation Company and Vice President of Corporate Planning. He is also a director of Sempra Energy and Flowserve Corporation.

JOHN F. TURNER, age 65, has been a director of the Company since July 2005, when his appointment was approved by the Board of Directors upon recommendation by the Nominating & Corporate Governance Committee. Mr. Turner served as Assistant Secretary of State for the Bureau of Oceans and International Environmental and Scientific Affairs from November 2001 to July 2005. Mr. Turner was previously President and Chief Executive Officer of The Conservation Fund, a national nonprofit organization dedicated to public-private partnerships to protect land and water resources. He was director of the U.S. Fish and Wildlife Service from 1989 and 1993. Mr. Turner also served in the Wyoming state legislature for 19 years and is a past president of the Wyoming State Senate. He serves as a consultant to The Conservation Fund. Mr. Turner also serves as a board member of the University of Wyoming, Ruckelshaus Institute of Environment and Natural Resources and as a Visiting Professor of Environment and Natural Resources at the University. He is also a director of International Paper Company and Ashland, Inc.

ALAN H. WASHKOWITZ, age 66, has been a director of the Company since 1998. Until July 2005, Mr. Washkowitz was a Managing Director of Lehman Brothers Inc., an investment-banking firm (“Lehman Brothers”) and part of the firm’s Merchant Banking Group, responsible for oversight of Lehman Brothers Merchant Banking Partners II L.P. He joined Kuhn Loeb & Co. in 1968 and became a general partner of Lehman Brothers in 1978 when it acquired Kuhn Loeb & Co. Prior to joining the Merchant Banking Group, he headed Lehman Brothers’ Financial Restructuring Group. Mr. Washkowitz serves on the Board of Visitors of the Faculty of Law for Columbia University, and on the Advisory Board for the Columbia University Center on Corporate Governance. He is also a director of L-3 Communications Corporation.

Class I Directors — Terms Expiring in 2008

B. R. BROWN, age 74, has been a director of the Company since December 2003. Mr. Brown is the retired Chairman, President and Chief Executive Officer of CONSOL Energy, Inc., a domestic coal and gas producer and energy services provider. He served as Chairman, President and Chief Executive Officer of CONSOL and predecessor companies from 1978 to 1998. He also served as a Senior Vice President of E. I. du Pont de Nemours & Co., CONSOL’s controlling shareholder, from 1981 to 1991. Before joining CONSOL, Mr. Brown was a Senior Vice President at Conoco. From 1990 to 1995, he also was President and Chief Executive Officer of Remington Arms Company, Inc. Mr. Brown has previously served as Director and Chairman of the Bituminous Coal Operators Association Negotiating Committee, Chairman of the National Mining Association, and Chairman of the Coal Industry Advisory Board of the International Energy Agency. He is currently a director of Delta Trust & Bank and Remington Arms Company, Inc.

HENRY GIVENS, JR., PhD, age 74, has been a director of the Company since March 2004. Dr. Givens is President of Harris-Stowe State University in St. Louis, Missouri, a position he has held since 1979. Dr. Givens is actively involved with several civic and charitable boards and has received over one hundred national, state and local awards and recognitions. He earned his baccalaureate degree at Lincoln University in Missouri, his master’s degree at the University of Illinois and his PhD at St. Louis University. Dr. Givens is also a director of The Laclede Group Inc. and serves on the advisory board of U.S. Bank, N.A. (St. Louis).

JAMES R. SCHLESINGER, PhD, age 78, has been a director of the Company since 2001. Dr. Schlesinger is Chairman of the Board of Trustees of MITRE Corporation, a not-for-profit corporation that provides systems engineering, research and development and information technology support to the government, a position he has held since 1985. He also serves as senior advisor to Lehman Brothers and as Trustee for the Center for Strategic and International Studies. Dr. Schlesinger served as U.S. Secretary of Energy from 1977 to 1979. He also held senior executive positions for three U.S. Presidents, serving as Chairman of the U.S. Atomic Energy Commission from 1971 to 1973, Director of the Central Intelligence Agency in 1973 and Secretary of Defense from 1973 to 1975. He also serves as a consultant to the Department of Defense, the Department of State and the Department of Homeland Security. Other past positions include Assistant Director of the Office of Management and Budget, Director of Strategic Studies at the Rand Corporation, Associate Professor of Economics at the University of Virginia and consultant to the Federal Reserve Board of Governors. Dr. Schlesinger is also a director of Evergreen Energy Inc. and Sandia Corporation.

SANDRA VAN TREASE, age 46, has been a director of the Company since January 2003. Ms. Van Trease is Group President, BJC HealthCare, a position she has held since September 2004. BJC Healthcare is one of the largest nonprofit healthcare organizations, delivering services to residents in the greater St. Louis, southern Illinois and mid-Missouri regions. Prior to joining BJC Healthcare, Ms. Van Trease served as President and Chief Executive Officer of UNICARE, an operating affiliate of WellPoint Health Networks Inc., from 2002 to September 2004. Ms. Van Trease also served as President, Chief Financial Officer and Chief Operating Officer of RightCHOICE Managed Care, Inc. from 2000 to 2002, and as Executive Vice President, Chief Financial Officer and Chief Operating Officer from 1997 to 2000. Prior to joining RightCHOICE in 1994, she was a Senior Audit Manager with Price Waterhouse LLP. She is a Certified Public Accountant and Certified Management Accountant. Ms. Van Trease is also a director of Enterprise Financial Services Corporation.

Class II Directors — Terms Expiring in 2009

GREGORY H. BOYCE, age 52, has been a director of the Company since March 2005. Mr. Boyce was named Chief Executive Officer Elect of the Company in March 2005, and assumed the position of Chief Executive Officer in January 2006. He also serves as President of the Company, a position he has held since October 2003. He was Chief Operating Officer of the Company from October 2003 to December 2005. He previously served as Chief Executive — Energy of Rio Tinto plc (an international natural resource company) from 2000 to 2003. Other prior positions include President and Chief Executive Officer of Kennecott Energy Company from 1994 to 1999 and President of Kennecott Minerals Company from 1993 to 1994. He has extensive engineering and operating experience with Kennecott and also served as Executive Assistant to the Vice Chairman of Standard Oil of Ohio from 1983 to 1984. Mr. Boyce is Co-Chairman of the Coal Based Generation Stakeholders Group, and a member of the Coal Industry Advisory Board of the International Energy Agency, the Advisory Council of the University of Arizona’s Department of Mining and Geological Engineering and the National Council of the School of Engineering and Applied Science at Washington University in St. Louis. He is a board member of the Center for Energy and Economic Development, the National Mining Association and the National Coal Council, and a past board member of the Western Regional Council, Mountain States Employers Council and Wyoming Business Council.

WILLIAM E. JAMES, age 61, has been a director of the Company since 2001. Since July 2000, Mr. James has been Founding Partner of RockPort Capital Partners LLC, a venture fund specializing in energy and environmental technology and advanced materials. He is also Chairman of RockPort Group, a holding company engaged in international oil trading, banking and communications. Prior to joining RockPort, Mr. James co-founded and served as Chairman and Chief Executive Officer of Citizens Power

LLC, a leading power marketer. He also co-founded the non-profit Citizens Energy Corporation and served as the Chairman and Chief Executive Officer of Citizens Corporation, its for-profit subsidiary, from 1987 to 1996. Mr. James periodically provides consulting services to Lehman Brothers on matters unrelated to the Company.

ROBERT B. KARN III, age 65, has been a director of the Company since January 2003. Mr. Karn is a financial consultant and former managing partner in financial and economic consulting with Arthur Andersen LLP in St. Louis. Before retiring from Arthur Andersen in 1998, Mr. Karn served in a variety of accounting, audit and financial roles over a 33-year career, including Managing Partner in charge of the global coal mining practice from 1981 through 1998. He is a Certified Public Accountant and has served as a Panel Arbitrator with the American Arbitration Association. Mr. Karn is also a director of Natural Resource Partners L.P., a coal-oriented master limited partnership that is listed on the New York Stock Exchange, the Fiduciary/Claymore MLP Opportunity Fund and the Fiduciary/Claymore Dynamic Equity Fund.

HENRY E. LENTZ, age 62, has been a director of the Company since 1998. Mr. Lentz is currently employed as an Advisory Director by Lehman Brothers. He joined Lehman Brothers in 1971 and became a Managing Director in 1976. He left the firm in 1988 to become Vice Chairman of Wasserstein Perella Group, Inc., an investment banking firm. In 1993, he returned to Lehman Brothers as a Managing Director and served as head of the firm’s worldwide energy practice. In 1996, he joined Lehman Brothers’ Merchant Banking Group as a Principal and in January 2003 became a consultant to the Merchant Banking Group. He assumed his current role with Lehman Brothers effective January 2004. Mr. Lentz is also a director of Rowan Companies, Inc. and CARBO Ceramics, Inc.

BLANCHE M. TOUHILL, PhD, age 75, has been a director of the Company since 2001. Dr. Touhill is Chancellor Emeritus and Professor Emeritus at the University of Missouri — St. Louis. She previously served as Chancellor and Professor of History and Education at the University of Missouri — St. Louis from 1991 through 2002. Prior to her appointment as Chancellor, Dr. Touhill held the positions of Vice Chancellor for Academic Affairs and Interim Chancellor at the University of Missouri — St. Louis. Dr. Touhill also has served on the Boards of Directors of Trans World Airlines and Delta Dental. She holds bachelor’s and doctoral degrees in history and a master’s degree in geography from St. Louis University.

INFORMATION REGARDING BOARD OF DIRECTORS AND COMMITTEES

Director Independence

As required by the rules of the New York Stock Exchange (“NYSE”), the Board of Directors evaluates the independence of its members at least annually, and at other appropriate times when a change in circumstances could potentially impact the independence or effectiveness of one or more directors (e.g., in connection with a change in employment status or other significant status changes). This process is administered by the Nominating & Corporate Governance Committee of the Board of Directors, which consists entirely of directors who are independent under applicable NYSE rules. After carefully considering all relevant relationships with the Company, the Nominating & Corporate Governance Committee submits its recommendations regarding independence to the full Board, which then makes an affirmative determination with respect to each director.

In making independence determinations, the Nominating & Corporate Governance Committee and the Board consider all relevant facts and circumstances, including (1) the nature of any relationships with the Company, (2) the significance of the relationship to the Company, the other organization and the individual director, (3) whether or not the relationship is solely a business relationship in the ordinary course of the Company’s and the other organization’s businesses and does not afford the director any special benefits, and (4) any commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. For purposes of this determination, the Board deems any relationships that have expired for more than three years to be immaterial.

After considering the standards for independence adopted by the NYSE and various other factors as described herein, the Board of Directors has determined that all directors other than Messrs. Boyce and Engelhardt are independent. None of the directors other than Messrs. Boyce and Engelhardt receives any compensation from the Company other than customary director and committee fees.

The Board has determined that Directors Brown, Coley, Karn, Turner and Van Trease are independent, based upon the fact that they have no relationships with the Company (other than serving as directors). The Board has also determined that Directors Givens, James, Lentz, Rusnack, Schlesinger, Touhill and Washkowitz are independent after evaluating their relationships with the Company and concluding that such relationships are immaterial. All such relationships are outlined below.

Mr. Rusnack and Drs. Givens and Touhill serve as trustees of the St. Louis Science Center, a non-profit organization that receives annual contributions of approximately $25,000 from the Company. Dr. Givens also serves as President of Harris-Stowe State University, which receives annual contributions of $25,000 from the Company. The Board has concluded that these relationships are not material, since the Company’s contributions represent less than 1% of each institution’s total annual charitable contributions. In addition to the foregoing, Dr. Givens serves on the regional advisory board of U.S. Bank, N.A. (St. Louis), which is a participating lender under the Company’s senior credit facility and provides various other commercial banking services to the Company. These banking services are offered to the Company on the same general terms and conditions as other large commercial customers. The Company’s directors did not solicit these commercial relationships and were not involved in any related discussions or deliberations.

Certain of the Company’s directors, Messrs. James, Lentz, Schlesinger and Washkowitz, have been employed by or served as consultants to Lehman Brothers Inc. within the past three years. The Board has determined that these employment and consulting relationships involve matters unrelated to the Company, and that these relationships are not material to the Company. Their specific relationships with Lehman Brothers are described in more detail in the biographies set forth on pages 6 through 8 of this Proxy Statement. When evaluating the materiality of these relationships to the Company, the Board considered the fact that Lehman Brothers Merchant Banking Partners II L.P. and other affiliates of Lehman Brothers (collectively, the “Merchant Banking Fund”) owned a significant percentage of the Company’s stock prior to completely selling its holdings in March 2004.1 The Board also considered the fact that the Company has paid Lehman Brothers fees from time to time for investment banking and related services. These fees have not been significant to the Company or Lehman Brothers, and since March 2004 all such fees have been reviewed and approved in advance by the independent Audit Committee. Directors who are affiliated with Lehman Brothers do not participate in any decisions or discussions related to these services, and they do not receive any benefit from related fees. After careful consideration, the Board of Directors has determined that these relationships do not impair, or appear to impair, the directors’ independent judgment.

For 2006, the Company paid fees of $11.5 million to Lehman Brothers compared to $2.1 million in 2005 and $1.4 million in 2004. The fees were higher in 2006 than the two prior years because the Company utilized Lehman Brothers’ services, along with several other investment banks, in establishing

1 Prior to May 2001, the Merchant Banking Fund owned in excess of 90% of the Company’s outstanding Common Stock. Over the ensuing three-year period, the Merchant Banking Fund sold all of its Company holdings through a series of registered public offerings, falling below a 50% controlling interest level in April 2002 and completing its exit in March 2004.

the Company’s $2.75 billion senior unsecured credit facility, and in offering its $900 million senior notes and $732 million convertible junior subordinated debentures. These services, as well as other ordinary course financial services, were provided to the Company on the same general terms and conditions as provided to other large commercial customers. The Company’s directors did not solicit these relationships and were not involved in any related discussions or deliberations.

Board Attendance and Executive Sessions

The Board of Directors met thirteen times in 2006. During that period, each incumbent director attended 75% or more of the aggregate number of meetings of the Board and the committees on which he or she served, and average attendance was 93%. Mr. Engelhardt serves as chairman at all meetings of the Board of Directors, including portions of meetings where all directors are present. Pursuant to the Company’s Corporate Governance Guidelines, the non-management directors meet in executive session at least quarterly. In past years, the chair of each executive session was selected in advance by the Chair of the Nominating & Corporate Governance Committee and was rotated at each meeting so that (i) the same non-management director did not lead two consecutive sessions, and (ii) to the extent practical, each non-management director had an opportunity to serve as chair before repeating the rotational cycle. This year, to enhance consistency from meeting to meeting, the Board changed its policy so that the chair of each executive session rotates among the chairs of the Audit Committee, Compensation Committee and Nominating & Corporate Governance Committee. During 2006, the Company’s non-management directors met in executive session seven times.

Committees of the Board of Directors

The Board has appointed four standing committees from among its members to assist it in carrying out its obligations. These committees are the Audit Committee, Compensation Committee, Executive Committee and Nominating & Corporate Governance Committee. Each standing committee has adopted a formal charter that describes in more detail its purpose, organizational structure and responsibilities. A copy of each committee charter can be found on the Company’s website (www.peabodyenergy.com) by clicking on “Investors,” and then “Corporate Governance” and is available in print to any shareholder who requests it. Information on our website is not considered part of this Proxy Statement. A description of each committee and its current membership follows:

Compensation Committee

The members of the Compensation Committee are Robert B. Karn III (Chair), B. R. Brown and William E. James. The Board of Directors has affirmatively determined that, in its judgment, all members of the Compensation Committee are independent under rules established by the New York Stock Exchange.

The Compensation Committee met eight times during 2006. Some of the primary responsibilities of the Compensation Committee include the following:

•	To annually review and approve corporate goals and objectives relevant to the Company’s CEO compensation, evaluate the CEO’s performance in light of those goals and objectives, and together with the other independent members of the Board of Directors, determine and approve the CEO’s compensation levels based on this evaluation;

•	To annually review with the CEO, the performance of the Company’s executive officers and make recommendations to the Board of Directors with respect to the compensation plans for such officers;

•	To annually review and approve the CEO’s and the executive officers’ base salary, annual incentive opportunity and long-term incentive opportunity and as appropriate, employment agreements, severance agreements, change in control provisions and any special supplemental benefits;

•	To approve annual bonus awards for executive officers other than the CEO;

•	To oversee the Company’s annual and long-term incentive programs;

•	To periodically assess the Company’s director compensation program and, when appropriate, recommend modifications for Board consideration;

•	To review and make recommendations to the Board of Directors in conjunction with the CEO, as appropriate, with respect to succession planning and management development; and

•	To make regular reports on its activities to the Board of Directors.

Executive Committee

The members of the Executive Committee are Gregory H. Boyce (Chair), William A. Coley, Irl F. Engelhardt, Henry E. Lentz and William C. Rusnack. The Executive Committee met three times during 2006.

When the Board of Directors is not in session, the Executive Committee has all of the power and authority as delegated by the Board of Directors, except with respect to:

•	Amending the Company’s certificate of incorporation and bylaws;

•	Adopting an agreement of merger or consolidation;

•	Recommending to shareholders the sale, lease or exchange of all or substantially all of the Company’s property and assets;

•	Recommending to shareholders dissolution of the Company or revocation of any dissolution;

•	Declaring a dividend;

•	Issuing stock; and

•	Appointing members of Board committees.

Nominating & Corporate Governance Committee

The members of the Nominating & Corporate Governance Committee are Blanche M. Touhill (Chair), Henry Givens, Jr., James R. Schlesinger, John F. Turner and Alan H. Washkowitz. The Board of Directors has affirmatively determined that, in its judgment, all members of the Nominating & Corporate Governance Committee are independent under New York Stock Exchange rules.

The Nominating & Corporate Governance Committee met seven times during 2006. Some of the primary responsibilities of the Nominating & Corporate Governance Committee include the following:

•	To identify, evaluate and recommend qualified candidates for election to the Board of Directors;

•	To advise the Board of Directors on matters related to corporate governance;

•	To assist the Board of Directors in conducting its annual assessment of Board performance;

•	To recommend the structure, composition and responsibilities of other Board committees;

•	To advise the Board of Directors on matters related to corporate social responsibility;

•	To ensure the Company maintains an effective orientation program for new directors and a continuing education and development program to supplement the skills and needs of the Board of Directors; and

•	To make regular reports on its activities to the Board of Directors.

Audit Committee

The members of the Audit Committee are William C. Rusnack (Chair), Robert B. Karn III and Sandra Van Trease. The Board of Directors has affirmatively determined that, in its judgment, all members of the Audit Committee are independent under New York Stock Exchange and SEC rules. The Board of Directors also has determined that each of Messrs. Rusnack and Karn and Ms. Van Trease is an “audit committee financial expert” under SEC rules.

The Audit Committee met ten times during 2006. The Audit Committee’s primary purpose is to provide assistance to the Board of Directors in fulfilling its oversight responsibility with respect to:

•	The quality and integrity of the Company’s financial statements and financial reporting processes;

•	The Company’s systems of internal accounting and financial controls and disclosure controls;

•	The independent registered public accounting firm’s qualifications and independence;

•	The performance of the Company’s internal audit function and independent registered public accounting firm; and

•	Compliance with legal and regulatory requirements, and codes of conduct and ethics programs established by management and the Board of Directors.

Some of the primary responsibilities of the Audit Committee include the following:

•	To appoint the Company’s independent registered public accounting firm, which reports directly to the Audit Committee;

•	To approve all audit engagement fees and terms and all permissible non-audit engagements with the Company’s independent registered public accounting firm;

•	To ensure that the Company maintains an internal audit function and to review the appointment of the senior internal audit team and/or provider;

•	To approve the terms of engagement for the internal audit provider;

•	To meet on a regular basis with the Company’s financial management, internal audit management and independent registered public accounting firm to review matters relating to the Company’s internal accounting controls, internal audit program, accounting practices and procedures, the scope and procedures of the outside audit, the independence of the independent registered public accounting firm and other matters relating to the Company’s financial condition;

•	To oversee the Company’s financial reporting process and to review in advance of filing or issuance the Company’s quarterly reports on Form 10-Q, annual reports on Form 10-K, annual reports to shareholders, proxy materials and earnings press releases;

•	To review the Company’s guidelines and policies with respect to risk assessment and risk management, and to monitor the Company’s major financial risk exposures and steps management has taken to control such exposures; and

•	To make regular reports to the Board of Directors regarding the activities and recommendations of the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the Company’s audited financial statements and management’s report on internal control over financial reporting as of and for the fiscal year ended December 31, 2006 with management and Ernst & Young LLP, the Company’s independent registered public accounting firm. Management is responsible for the Company’s internal control over financial reporting and the financial statements, while Ernst & Young is responsible for conducting its audit in accordance with generally accepted auditing standards including Standard No. 2, An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements, and expressing opinions on the Company’s financial statements in accordance with U.S. generally accepted accounting principles and management’s report on internal control over financial reporting.

The Audit Committee reviewed with Ernst & Young the overall scope and plans for their audit of the Company’s financial statements and management’s report on internal control over financial reporting. The Audit Committee also discussed with Ernst & Young matters relating to the quality and acceptability of the Company’s accounting principles, as applied in its financial reporting processes, as required by Statement of Auditing Standards (SAS) No. 61, as amended by SAS No. 90. In addition, the Audit Committee reviewed and discussed with Ernst & Young the auditor’s independence from management and the Company, as well as the matters included in written disclosures received from Ernst & Young as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. As part of its review, the Audit Committee reviewed fees paid to Ernst & Young and considered whether Ernst & Young’s performance of non-audit services for the Company was compatible with the auditor’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements and management’s report on internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission.

MEMBERS OF THE AUDIT COMMITTEE:

WILLIAM C. RUSNACK, CHAIR
ROBERT B. KARN III
SANDRA VAN TREASE

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP served as the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2006 and December 31, 2005.

The following fees were paid to Ernst & Young for services rendered during the Company’s last two fiscal years:

•	Audit Fees: $3,317,000 (for the fiscal year ended December 31, 2006) and $2,672,000 (for the fiscal year ended December 31, 2005) for professional services rendered for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s Form 10-Qs and services that are normally provided by Ernst & Young in connection with statutory and regulatory filings or engagements for those fiscal years.

•	Audit-Related Fees: $405,000 (for the fiscal year ended December 31, 2006) and $279,000 (for the fiscal year ended December 31, 2005) for assurance-related services for audits of employee benefit plans, due diligence services related to acquisitions or divestitures, internal control reviews and consultation services related to proposed or newly released accounting standards.

•	Tax Fees: $958,000 (for the fiscal year ended December 31, 2006) and $693,000 (for the fiscal year ended December 31, 2005) for tax compliance, tax advice and tax planning services.

•	All Other Fees: $6,000 (for the fiscal year ended December 31, 2006) and $6,000 (for the fiscal year ended December 31, 2005) for fees related to an on-line research tool.

Under procedures established by the Board of Directors, the Audit Committee is required to pre-approve all audit and non-audit services performed by the Company’s independent registered public accounting firm to ensure that the provisions of such services do not impair such firm’s independence. The Audit Committee may delegate its pre-approval authority to one or more of its members, but not to management. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Each fiscal year, the Audit Committee reviews with management and the independent registered public accounting firm the types of services that are likely to be required throughout the year. Those services are comprised of four categories, including audit services, audit-related services, tax services and all other permissible services. At that time, the Audit Committee pre-approves a list of specific services that may be provided within each of these categories, and sets fee limits for each specific service or project. Management is then authorized to engage the independent registered public accounting firm to perform the pre-approved services as needed throughout the year, subject to providing the Audit Committee with regular updates. The Audit Committee reviews the amount of all billings submitted by the independent registered public accounting firm on a regular basis to ensure that their services do not exceed pre-defined limits. The Audit Committee must review and approve in advance, on a case-by-case basis, all other projects, services and fees to be performed by or paid to the independent registered public accounting firm. The Audit Committee also must approve in advance any fees for pre-approved services that exceed the pre-established limits, as described above.

Under Company policy and/or applicable rules and regulations, the Company’s independent registered public accounting firm is prohibited from providing the following types of services to the Company: (1) bookkeeping or other services related to the Company’s accounting records or financial statements, (2) financial information systems design and implementation, (3) appraisal or valuation services, fairness opinions or contribution-in-kind reports, (4) actuarial services, (5) internal audit outsourcing services, (6) management functions, (7) human resources, (8) broker-dealer, investment advisor or investment banking services, (9) legal services, (10) expert services unrelated to audit, (11) any services entailing a contingent fee or commission, and (12) tax services to an officer of the Company whose role is in a financial oversight capacity.

During the fiscal year ended December 31, 2006, all of the services described under the headings “Audit-Related Fees,” “Tax Fees” and “All Other Fees” were approved by the Audit Committee pursuant to the procedures described above.

CORPORATE GOVERNANCE MATTERS

Good corporate governance has been a priority at Peabody Energy for many years. The Company’s key governance practices are outlined in its Corporate Governance Guidelines, committee charters, and Code of Business Conduct and Ethics. These documents can be found on the Company’s Corporate Governance webpage (www.peabodyenergy.com on the Internet) by clicking on “Investors” and then “Corporate Governance,” and are available in print to any shareholder upon request. Information on our website is not considered part of this Proxy Statement. The Code of Business Conduct and Ethics applies to the Company’s directors, Chief Executive Officer, Chief Financial Officer, Controller and other Company personnel.

The Nominating & Corporate Governance Committee of the Board of Directors is responsible for reviewing the Corporate Governance Guidelines from time to time and reporting and making recommendations to the Board concerning corporate governance matters. Each year, the Nominating & Corporate Governance Committee, with the assistance of outside experts, reviews the Company’s corporate governance practices, not only to ensure that they comply with applicable laws and NYSE listing requirements, but also to ensure that they continue to reflect what the Committee believes are best practices and promote the best interests of the Company and its shareholders.

Recently, the Board of Directors carefully considered the Company’s director election process and reached a consensus view that the Company should move toward adoption of a majority voting standard applicable in uncontested elections. The Board intends to have such a standard in place for the 2008 Annual Meeting of Shareholders. The Nominating & Corporate Governance Committee of the Board is presently reviewing this matter at the direction of the Board and anticipates presenting a bylaw amendment for Board approval sufficiently in advance of the 2008 Annual Meeting.

To facilitate succession planning, the Board established a mandatory director retirement policy in 2006. Under the new policy, directors are not eligible for appointment or reelection after reaching age 75. Directors who turn 75 during their term will continue to serve the remainder of their term.

The Board also took the following actions relative to its governance practices in 2006, including:

•	Adoption of a policy for approval of “related person” transactions, a summary of which appears on page 49 of this Proxy Statement; and

•	Publication of the Company’s inaugural Corporate & Social Responsibility Report, a copy of which can be found at www.peabodyenergy.com on the Internet. Information on our website is not considered part of this Proxy Statement.

Shareholder Communications with the Board of Directors

The Board of Directors has adopted the following procedures for shareholders and other interested persons to send communications to the Board, individual directors and/or Committee Chairs (collectively, “Shareholder Communications”):

Shareholders and other interested persons seeking to communicate with the Board should submit their written comments to the Chairman, Peabody Energy Corporation, 701 Market Street, St. Louis, Missouri 63101. The Chairman will forward such Shareholder Communications to each Board member (excluding routine advertisements and business solicitations, as instructed by the Board), and provide a report on the disposition of matters stated in such communications at the next regular meeting of the Board of Directors. If a Shareholder Communication (excluding routine advertisements and business solicitations) is addressed to a specific individual director or Committee Chair, the Chairman will forward that communication to the named director, and will discuss with that director whether the full Board and/or one of its committees should address the subject matter.

If a Shareholder Communication raises concerns about the ethical conduct of management or the Company, it should be sent directly to the Company’s Chief Legal Officer at 701 Market Street, St. Louis, Missouri 63101. The Chief Legal Officer will promptly forward a copy of such Shareholder Communication to the Chairman of the Audit Committee and, if appropriate, the Chairman of the Board, and take such actions as they authorize to ensure that the subject matter is addressed by the appropriate Board committee, management and/or the full Board.

If a shareholder or other interested person seeks to communicate exclusively with the Company’s non-management directors, such Shareholder Communications should be sent directly to the Corporate Secretary who will forward any such communications directly to the Chair of the Nominating & Corporate Governance Committee. The Corporate Secretary will first consult with and receive the approval of the Chair of the Nominating & Corporate Governance Committee before disclosing or otherwise discussing the communication with members of management or directors who are members of management.

At the direction of the Board, the Company reserves the right to screen all materials sent to its directors for potential security risks and/or harassment purposes.

Shareholders also have an opportunity to communicate with the Board of Directors at the Company’s Annual Meeting of Shareholders. Pursuant to Board policy, each director is expected to attend the Annual Meeting in person, subject to occasional excused absences due to illness or unavoidable conflicts. Each of the Company’s directors attended the last Annual Meeting of Shareholders in May 2006.

Overview of Director Nominating Process

The Board of Directors believes that one of its primary goals is to advise management on strategy and to monitor the Company’s performance. The Board also believes that the best way to accomplish this goal is by choosing directors who possess a diversity of experience, knowledge and skills that are particularly relevant and helpful to the Company. As such, current Board members possess a wide array of skills and experience in the coal industry, related energy industries and other important areas, including finance and accounting, operations, environmental management, education, governmental affairs and administration, and healthcare. When evaluating potential members, the Board seeks to enlist the services of candidates who possess high ethical standards and a combination of skills and experience which the Board determines are the most appropriate to meet its objectives. The Board believes all candidates should be committed to creating value over the long term and to serving the best interests of the Company and all of its shareholders.

The Nominating & Corporate Governance Committee (“Committee”) is responsible for identifying, evaluating and recommending qualified candidates for election to the Board of Directors. The Committee will consider director candidates submitted by shareholders. Any shareholder wishing to submit a candidate for consideration should send the following information to the Corporate Secretary, Peabody Energy Corporation, 701 Market Street, St. Louis, Missouri 63101:

•	Shareholder’s name, number of shares owned, length of period held, and proof of ownership;

•	Name, age and address of candidate;

•	A detailed resume describing among other things the candidate’s educational background, occupation, employment history, and material outside commitments (e.g., memberships on other boards and committees, charitable foundations, etc.);

•	A supporting statement which describes the candidate’s reasons for seeking election to the Board of Directors, and documents his/her ability to satisfy the director qualifications described below;

•	A description of any arrangements or understandings between the shareholder and the candidate; and

•	A signed statement from the candidate, confirming his/her willingness to serve on the Board of Directors.

The Corporate Secretary will promptly forward such materials to the Committee Chair and the Chairman of the Board. The Corporate Secretary also will maintain copies of such materials for future reference by the Committee when filling Board positions.

Shareholders may submit potential director candidates at any time pursuant to these procedures. The Committee will consider such candidates if a vacancy arises or if the Board decides to expand its membership, and at such other times as the Committee deems necessary or appropriate. Separate procedures apply if a shareholder wishes to nominate a director candidate at the 2008 Annual Meeting. Those procedures are described on page 52 of this Proxy Statement under the heading “Information About Shareholder Proposals.”

Pursuant to its charter, the Committee must review with the Board of Directors, at least annually, the requisite qualifications, independence, skills and characteristics of Board candidates, members and the Board as a whole. When assessing potential new directors, the Committee considers individuals from various and diverse backgrounds. While the selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, the Committee believes that candidates should generally meet the following criteria:

•	Candidates should possess broad training, experience and a successful track record at senior policy-making levels in business, government, education, technology, accounting, law, consulting and/or administration;

•	Candidates should possess the highest personal and professional ethics, integrity and values. Candidates also should be committed to representing the long-term interests of the Company and all of its shareholders;

•	Candidates should have an inquisitive and objective perspective, strength of character and the mature judgment essential to effective decision-making;

•	Candidates need to possess expertise that is useful to the Company and complementary to the background and experience of other Board members; and

•	Candidates need to be willing to devote sufficient time to Board and Committee activities and to enhance their knowledge of the Company’s business, operations and industry.

The Committee will consider candidates submitted by a variety of sources (including, without limit, incumbent directors, shareholders, Company management and third-party search firms) when filling vacancies and/or expanding the Board. If a vacancy arises or the Board decides to expand its membership, the Committee generally asks each director to submit a list of potential candidates for consideration. The Committee then evaluates each potential candidate’s educational background, employment history, outside commitments and other relevant factors to determine whether he/she is potentially qualified to serve on the Board. At that time, the Committee also will consider potential nominees submitted by shareholders in accordance with the procedures described above. The Committee seeks to identify and recruit the best available candidates, and it intends to evaluate qualified shareholder nominees on the same basis as those submitted by Board members or other sources.

After completing this process, the Committee will determine whether one or more candidates are sufficiently qualified to warrant further investigation. If the process yields one or more desirable candidates, the Committee will rank them by order of preference, depending on their respective qualifications and the Company’s needs. The Committee Chair, or another director designated by the Committee Chair, will then contact the preferred candidate(s) to evaluate their potential interest and to set up interviews with members of the Committee. All such interviews are held in person, and include only the candidate and the independent Committee members. Based upon interview results and appropriate background checks, the Committee then decides whether it will recommend the candidate’s nomination to the full Board.

The Committee believes this process has consistently produced highly qualified, independent Board members to date. However, the Committee may choose, from time to time, to use additional resources (including independent third-party search firms) after determining that such resources could enhance a particular director search. The Committee has not used third-party firms for prior searches.

OWNERSHIP OF COMPANY SECURITIES

The following table sets forth information as of March 1, 2007 with respect to persons or entities who are known to beneficially own more than 5% of the Company’s outstanding Common Stock, each director, each executive officer named in the Summary Compensation Table below, and all directors and executive officers as a group.

Beneficial Owners of More Than Five Percent, Directors and Management

	Amount and Nature
	of Beneficial	Percent of
Name and Address of Beneficial Owner	Ownership(1)(2)(3)	Class(4)

FMR Corp.	38,274,880	14.499%
82 Devonshire Street
Boston, MA 02109
Gregory H. Boyce	994,050	*
B. R. Brown	15,440	*
William A. Coley	19,181	*
Irl F. Engelhardt	540,508	*
Sharon D. Fiehler	129,352	*
Henry Givens, Jr.	19,152	*
William E. James	44,420	*
Robert B. Karn III	33,012	*
Henry E. Lentz	18,568	*
Richard A. Navarre	154,820	*
William C. Rusnack	31,932	*
James R. Schlesinger	31,948	*
Blanche M. Touhill	31,948	*
John F. Turner	4,878	*
Sandra Van Trease	32,432	*
Roger B. Walcott, Jr.	70,481	*
Alan H. Washkowitz	18,568	*
Richard M. Whiting	139,339	*
All directors and executive officers as a group (23 people)	2,512,683	0.9%

(1)	Amounts shown are based on the latest available filings on Form 13G or other relevant filings made with the Securities and Exchange Commission (“SEC”). Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned.

(2)	Includes shares issuable pursuant to stock options exercisable within 60 days after March 1, 2007, as follows: Mr. Coley, 5,857; Dr. Givens, 5,857; Mr. Lentz, 5,565; Mr. Navarre, 3,600; Mr. Washkowitz, 5,565; and all directors and executive officers as a group, 27,008. Also includes shares of restricted stock that remain unvested as of March 1, 2007 as follows: Mr. Boyce, 100,000; Mr. Brown, 1,861; Mr. Coley, 6,385; Dr. Givens, 6,385; Mr. James, 1,861; Mr. Karn, 1,861; Mr. Lentz, 6,093; Mr. Rusnack, 1,861; Dr. Schlesinger, 1,861; Dr. Touhill, 1,861; Mr. Turner, 3,455; Ms. Van Trease, 1,861; Mr. Washkowitz, 6,093; and all directors and executive officers as a group 172,560.

(3)	Amounts shown in this table and these footnotes have been adjusted to reflect the effects of the Company’s 2-for-1 stock splits effected in March 2005 and February 2006.

(4)	An asterisk (*) indicates that the applicable person beneficially owns less than one percent of the outstanding shares.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s executive officers and directors and persons beneficially holding more than ten percent of the Company’s Common Stock are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership of Company Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. The Company files these reports of ownership and changes in ownership on behalf of its executive officers and directors. To the best of the Company’s knowledge, based solely on its review of the copies of such reports furnished to the Company during the fiscal year ended December 31, 2006, filings with the Commission and written representations from certain reporting persons that no additional reports were required, all required reports were timely filed.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Philosophy and Program

The objective of the Company’s executive compensation program is to attract, retain and motivate key executives to enhance long-term profitability and create shareholder value. Compensation programs are designed to align incentives for executives with achievement of the Company’s business strategies:

•	Executing the basics: best in class safety, operations and marketing;

•	Capitalizing on organic growth opportunities;

•	Expanding in high-growth global markets; and

•	Participating in new generation and Btu Conversion projects.

The Company’s compensation program is based on the following policies and objectives:

•	Programs have a clear link to shareholder value;

•	Programs are designed to support achievement of the Company’s business objectives;

•	Total compensation opportunities are established at levels which are competitive with companies of similar size and complexity and other pertinent criteria, taking into account such factors as executive performance, level of experience and retention value;

•	Performance-based pay constitutes a significant portion of each executive’s compensation;

•	Incentive pay is designed to:

•	Reflect company-wide, business unit and individual performance, based on each individual’s position and level;

•	Balance rewards for short-term performance with long-term performance based incentives;

•	Balance rewards for financial and operating performance with compensation for shareholder value creation; and

•	Incorporate internal and external performance measures.

•	Programs are communicated so that participants understand how their decisions and actions affect business results and their compensation.

With these policies and objectives in mind, the Compensation Committee has approved a compensation structure for the named executive officers that incorporates four key components: base salary, annual incentive payments, long-term incentive compensation consisting of stock options and performance units, and retirement and other benefits.

Role of the Compensation Committee

The Compensation Committee is comprised entirely of independent directors and has responsibility for review and approval of evaluation and compensation of the Company’s executives, excluding the Chief Executive Officer. The Committee has overall responsibility for monitoring the performance of the Company’s executives and evaluating and approving the Company’s executive compensation plans, policies and programs. The Committee also reviews and approves executive participation in any company-wide benefit plans. In addition, the Committee oversees the Company’s annual and long-term incentive plans and programs and periodically assesses the Company’s director compensation program.

The Board of Directors has established a Special Committee of the Board, comprised of the members of the Compensation Committee and the other independent members of the Board of Directors, which reviews and approves the Chief Executive Officer’s compensation, including base salary, annual incentive and long-term incentive compensation, deferred compensation, perquisites, equity compensation, employment agreements, severance arrangements, retirement and other post-employment benefits and change-in-control benefits (in each case, as and when appropriate). In determining the Chief Executive Officer’s compensation, the Special Committee reviews and approves corporate goals and objectives relevant to such compensation and evaluates the Chief Executive Officer’s performance in light of those goals and objectives. In determining the long-term incentive component of the Chief Executive Officer’s compensation, the Special Committee considers, among other things, the Company’s performance and relative shareholder return, the value of similar incentive awards to similarly situated chief executive officers at comparable companies, and awards previously made to the Chief Executive Officer.

Deductibility of Compensation Expenses

Pursuant to Section 162(m) under the Internal Revenue Code, certain compensation paid to executive officers in excess of $1 million is not tax deductible, except to the extent such excess constitutes performance-based compensation. Prior to May 2005, the limit on deductibility did not apply to plans in existence prior to the Company’s initial public offering in 2001. The Committee has and will continue to carefully consider the impact of Section 162(m) when establishing incentive compensation plans that apply to periods after May 2005. As a result, a significant portion of the Company’s executive compensation satisfies the requirements for deductibility under Section 162(m). At the same time, the Committee considers its primary goal to design compensation strategies that further the best interests of the Company and its shareholders. In certain cases, the Compensation Committee may determine that the amount of tax deductions lost is insignificant when compared to the potential opportunity a compensation program provides for creating shareholder value. The Compensation Committee therefore retains the ability to evaluate the performance of the Company’s executive officers and to pay appropriate compensation, even if it may result in the non-deductibility of certain compensation.

Role of the Compensation Consultant

The Compensation group in Peabody’s Human Resources Department supports the Compensation Committee in its work. In addition, the Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Committee. In accordance with this authority, the Committee engaged Towers Perrin for guidance on executive compensation issues in 2005 and early 2006. In 2006, in connection with an annual review of the Company’s compensation practices, the Committee issued a “request for proposal” to several outside compensation advisors, and after a thorough review, the Committee changed its outside compensation advisor to Mercer Human Resource Consulting for all matters related to Chief Executive Officer and other executive compensation.

Review of External Data

Each year, the Compensation Committee commissions a compensation analysis conducted by its outside compensation consultant to determine whether the Company’s executive compensation programs are consistent with those of other publicly held companies of similar size and in a similar industry. For positions that require specific industry knowledge and experience, the Company uses a mining comparator group for benchmarking purposes. This helps to ensure the Company’s executive compensation levels are competitive relative to the companies with which the Company competes for industry-specific talent. The mining comparator group is composed of CONSOL Energy, Inc., Arch Coal, Inc., Massey Energy Company, Alpha Natural Resources, Inc., Foundation Coal Holdings, Inc., International Coal Group, Inc., James River Coal Company, and Westmoreland Coal Company. Talent for other key roles in the organization can be acquired across a broader spectrum of companies. As such, the Company utilizes both the above-mentioned mining comparator group and a group of publicly held companies of similar size and complexity to assess competitiveness. This group of companies is composed of Phelps Dodge Corporation, Air Products & Chemicals, Inc., Rohm and Haas Company, Praxair, Inc., ITT Corporation, Anadarko Petroleum Corporation, Eastman Chemical Company, Monsanto Company, Smith International, Inc., Goodrich Corporation, Timken Company, Rockwell Automation, National Oilwell Varco, Inc., Ecolab, Inc., Newmont Mining Corporation, SPX Corporation, Freeport-McMoRan Copper & Gold, Inc., Southern Copper Corporation, Lubrizol Corporation, Teck Cominco Ltd., and Barrick Gold Corporation. In addition the Company reviews international companies such as Anglo American, plc, Rio Tinto, plc, and BHP Billiton Limited when relevant compensation data is available.

Overall, the outside consultants confirmed that the Company’s executive compensation programs, as structured, are competitive. Based upon the review of the compensation plans discussed below, peer group compensation levels and assessments of individual and corporate performance, the Compensation Committee assisted by the outside consultants determined that the value and design of the Company’s executive compensation programs are appropriate.

2006 Executive Compensation Components

For the year ended December 31, 2006, the principal components of compensation for the named executive officers were:

•	Annual Base Salary;

•	Annual Incentive Compensation;

•	Long-term Incentives; and

•	Retirement and Other Benefits.

Annual Base Salary

In general, base salary for each employee, including the named executive officers, is established based on the individual’s job responsibilities, performance and experience; the Company’s overall budget for merit increases; and the competitive environment. In 2006, Peabody provided a base pay increase to its employees, but in accordance with the Company’s philosophy of providing a strong link between pay and performance, the exact amount of the increase (if any) varied among employees based on their performance levels.

For the Company’s executive officers, the Compensation Committee reviewed the base salaries of the Chief Executive Officer and his direct reports to ensure competitiveness in the marketplace. Consistent with Peabody’s philosophy, adjustments (and in the case of the Chief Executive Officer, approved by the Special Committee of the Board of Directors) were made based on market information and individual performance. The Compensation Committee will continue to review the base salaries of the named executive officers to ensure they take into account performance, experience and retention value and that salary levels continue to be competitive with companies of similar size and complexity.

Annual Incentive Compensation

The Company’s annual incentive compensation plan provides opportunities for key executives to earn annual cash incentive payments tied to the successful achievement of pre-established objectives that support the business strategy.

Named executive officers are assigned threshold, target and maximum incentive levels. If performance does not meet the threshold level, no incentive is earned. At threshold levels, the incentive that can be earned generally equals 50% of the target incentive. Under the plan, the target incentive is established through an analysis of compensation for comparable positions in industries of similar size and complexity and is intended to provide a competitive level of compensation when participants, including the named executive officers, achieve their performance objectives.

Target incentive payouts generally are received for achieving budgeted financial and safety goals, and meeting individual performance goals. The Company’s philosophy is to set stretch goals at budget. Maximum incentive payments generally are received when financial goals and individual performance goals are significantly exceeded. A participant’s annual incentive opportunity is based upon his or her level of participation in the plan.

Awards for the named executive officers are based on achievement of corporate and individual performance goals. Achievement of corporate goals is determined by comparing the Company’s actual performance against objective goals, and achievement of individual goals is determined by evaluating a combination of both objective and subjective performance measures. All goals are established by the Company, and goals for the named executive officers, excluding the Chief Executive Officer, are reviewed and approved by the Compensation Committee for each calendar year. The Special Committee of the Board of Directors reviews and approves goals for the Chief Executive Officer for each calendar year.

The Compensation Committee reviews and approves annual incentive payouts to the named executive officers, excluding the Chief Executive Officer. The Special Committee of the Board of Directors reviews and approves annual incentive payouts to the Chief Executive Officer.

2006 Annual Incentive Payouts

For 2006, the performance measures for the named executive officers included goals for Adjusted EBITDA, Return on Invested Capital, Safety and Individual Performance. In 2006, the Company exceeded its targeted goals for both Adjusted EBITDA and Return on Invested Capital. However, the safety target, set at a 15% improvement over 2005’s actual record results, was not achieved. Safety performance, however, for 2006 was the Company’s second best year of performance in its history.

In 2006, the Chief Executive Officer, the Chief Financial Officer and the other named executive officers earned annual incentive payouts, as reflected in the ““Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 32 of this Proxy Statement. Other eligible executives received payouts under the same annual incentive plan. Annual incentive payouts for 2006 were based on the Company’s achievement of goals for Adjusted EBITDA, Return on Invested Capital, Safety and Individual Performance. In determining final incentive awards, the Chief Executive Officer has discretion for his direct reports up to the maximum allowable award, provided such award is approved by the Compensation Committee; and the Special Committee of the Board has discretion for the Chief Executive Officer and Chairman up to the maximum allowable award.

The following table shows the target annual incentive payout and the applicable payout range (each shown as a percentage of base salary) for each of the named executive officers and the actual annual incentive award received for 2006. The payout range for each executive is based on his or her position with the Company.

2006 Annual Incentives

	Target Payout	Payout Range	Actual Award	Actual Award
Name	as a % of Salary	as a % of Salary	($)	as a % of Salary

Gregory H. Boyce	100%	0-175%	1,329,620	150%
Richard A. Navarre	80%	0-150%	850,000	139%
Richard M. Whiting	80%	0-150%	700,000	129%
Sharon D. Fiehler	80%	0-150%	500,000	123%
Roger B. Walcott, Jr.	80%	0-150%	500,000	110%

Long-Term Incentive Compensation

The Company’s long-term incentive compensation plan provides opportunities for key executives to earn payments if certain pre-established long-term (greater than one year) objectives are successfully achieved.

The Compensation Committee approved a long-term incentive opportunity for each of the named executive officers through annual awards of stock options and performance units. The targeted value of these awards generally is split evenly between stock options and performance units. The Compensation Committee intends that these long-term incentive opportunities be competitive and based on actual Company performance. When evaluating awards to be granted, the Compensation Committee and the

Special Committee of the Board of Directors consider competitive market data and the retention value of the individual executives.

Stock Options

The Company’s stock option program is a long-term plan designed to create a direct link between executive compensation and increased shareholder value, provide an opportunity for increased equity ownership by executives, and maintain competitive levels of total compensation.

The Compensation Committee and Special Committee of the Board of Directors meet in December of each year to evaluate, review and approve the annual stock option award design and level of award for each named executive officer and the Chief Executive Officer. The process for stock option awards is to approve grants prospectively. For example, the annual stock option awards are approved in December for granting on the first business day in January at the Company’s closing market price per share. At times, the Compensation Committee and/or Special Committee of the Board of Directors may approve stock option awards other than the first business day of the year, because of promotions or new hires. In these cases the Compensation Committee approves the award in advance of the grant date, and the stock option grant is awarded on the determined date at the Company’s closing market price per share. The Company uses a Black-Scholes valuation model to establish the expected value of all stock option grants.

All stock options are granted at an exercise price equal to the closing market price of the Company’s Common Stock on the date of grant. Accordingly, those stock options will have intrinsic value to employees only if the market price of the Common Stock increases after that date. Stock options generally vest in one-third increments over a period of three years or cliff vest after three years; however, options will immediately vest upon a change of control of the Company or a recapitalization event or upon the holder’s death or disability. If the holder terminates employment without good reason (as defined in his or her employment agreement), all unvested stock options are forfeited. Stock options expire ten years from the date of grant.

Performance Units

Similar to the stock option program, the Company’s performance unit program is a long-term plan designed to create a direct link between executive compensation and increased shareholder value, and maintain competitive levels of total compensation. Certain key executives are eligible to receive long-term incentive awards in the form of performance units.

Performance units granted in 2006 will be payable, if earned, in shares of the Company’s Common Stock. The value of the performance units is tied to the relative performance of the Company’s Common Stock and a three-year Adjusted EBITDA Return on Invested Capital measure. The percentage of the performance units earned is based on the Company’s total shareholder return (“TSR”) over a period beginning January 3, 2006 and ending December 31, 2008 relative to an industry comparator group (the Industry Peer Group) and the S&P MidCap 400 Index (together weighted as 50% of the total award) and Adjusted EBITDA Return on Invested Capital (weighted as 50% of the total award). TSR measures cumulative stock price appreciation plus dividends. The Industry Peer Group is generally perceived to be subject to similar market conditions and investor reactions as the Company. At the time of the 2006 award, the Company was included in the S&P MidCap 400 Index. The Industry Peer Group is weighted at 30% of the total award, while the S&P MidCap 400 Index is weighted at 20% of the total reward.

Performance unit payout formulas are as follows:

•	Threshold payouts (equal to 50% of the value of the performance units, as measured at the end of the performance period) begin for TSR performance at the 40th percentile of the Industry Peer

Group, the 35th percentile of the S&P MidCap 400 Index and a threshold goal for three-year Adjusted EBITDA Return on Invested Capital.

•	Target payouts (equal to 100% of the value of the performance units, as measured at the end of the performance period) are earned for performance at the 55th percentile of the Industry Peer Group, 50th percentile of the S&P MidCap 400 Index and a target goal for three-year Adjusted EBITDA Return on Invested Capital.

•	Maximum payouts (equal to 200% of the value of the performance units, as measured at the end of the performance period) are earned for performance at the 80th percentile of the Industry Peer Group, the 75th percentile of the S&P MidCap 400 Index and a maximum goal for the three-year Adjusted EBITDA Return on Invested Capital.

•	Payouts are ratably adjusted for performance between threshold and target, and between target and maximum levels.

•	No payouts will be made if TSR over the performance period is negative and performance is below the 50th percentile of the Industry Peer Group. Also, the maximum payout cannot exceed 150% of the value of the performance units (as measured at the end of the performance period) if TSR over the performance period is negative and performance is at or above the 50th percentile of the Industry Peer Group.

Performance units are issued at a price that equals the average closing market price per share of the Company’s Common Stock during the four weeks of trading immediately following the date of grant.

The Company’s TSR over the performance period is based on the average closing price during the first four weeks and the last four weeks of trading in the performance cycle. Units vest over, and are payable subject to the achievement of performance goals at the conclusion of, the measurement period. Upon a change of control of the Company, a recapitalization event or the holder’s retirement or termination without cause, the holder would receive from the Company payment in proportion to the number of vested performance units based upon performance as of the date the event occurs. Upon the holder’s death or disability, the holder would receive from the Company payment for 100% of performance units outstanding as of the date the event occurs. If the holder terminates employment without good reason (as defined in his or her employment agreement), all performance units are forfeited.

Retirement Benefits

Defined Contribution Plan

The Company maintains a defined contribution retirement plan and other health and welfare benefit plans for its employees. Named executive officers participate in these plans on the same terms as other eligible employees, subject to any legal limits on the amount that may be contributed by or paid to executives under the plans.

Pension Plan

The Company’s Salaried Employees Retirement Plan, or pension plan, is a “defined benefit” plan. The pension plan provides a monthly annuity to eligible salaried employees when they retire. An employee must have at least five years of service to be vested in the pension plan. A full benefit is available to a retiree at age 62. A retiree can begin receiving a benefit as early as age 55; however, a 4% reduction factor applies for each year a retiree receives a benefit prior to age 62.

The Company announced in February 1999 that the pension plan would be phased out beginning January 1, 2001. Certain transition benefits were introduced based on the age and service of the employee at December 31, 2000: (1) employees age 50 or older continue to accrue service at 100%; (2) employees between the ages of 45 and 49 or under age 45 with 20 years or more of service continue to accrue service at the rate of 50% for each year of service worked after December 31, 2000; and (3) employees under age 45 with less than 20 years of service have had their pension benefits frozen. In all cases, final average earnings for retirement purposes are capped at December 31, 2000 levels.

Excess Defined Benefit and Excess Defined Contribution Retirement Plan

The Company maintains one excess defined benefit retirement plan and one excess defined contribution plan that provide retirement benefits to executives whose pay exceeds legislative limits for qualified benefit plans, which include the named executive officers.

Other Benefits Provided by the Company

The following benefits are provided by the Company to the named executive officers and all other employees.

Medical Benefits.  Employees have a choice of three coverage options. Each option covers the same services and supplies, but differs in the amount of its deductibles, co-payments and out-of-pocket limits. Employees located in St. Louis can also elect coverage through an HMO. Employees pay on average 20% of the monthly cost.

Dental Benefits.  The plan covers preventive, basic and major services for employees and their dependents. Orthodontia care is also provided for eligible dependents. Preventive care is covered at 100%. Basic services are covered at 80% and major and orthodontia services at 60% after the applicable deductibles are met. The plan has an annual maximum of $1,000 for preventive, basic and major care and a lifetime maximum of $1,000 for orthodontia. Employees pay on average 20% of the monthly cost.

Vision Benefits.  Employees can elect optional vision coverage, and pay the entire cost. If this coverage is elected, benefits are provided for eye examinations once every 12 months. Vision care benefits also include coverage for eyeglass lenses and frames, or contact lenses, once every 24 months.

Employee Retirement Account.  Employees can elect to put 1% to 60% of salary into the plan, up to limits determined by the IRS using before-tax money, after-tax money, or both. The company matches 100% of contributions up to 6% of base salary. Employees may also be eligible for an additional annual performance contribution equal to as much as 6% of base salary, based on the Company’s performance for the fiscal year. Amounts that exceed the IRS limits are placed in a supplemental plan, if the executive makes such an election.

Employee Stock Purchase Plan (ESPP).  Through the ESPP, employees have the opportunity to purchase Peabody Energy stock at a discount. Employees can choose to participate in the plan at any rate between 1% and 15% of base salary for the offering period and can purchase up to $25,000 of shares at fair market value in a calendar year. At the end of the offering period, contributions are used to buy shares of Peabody Energy stock at a discounted price. The price for the shares is 85% of the closing market price on the first or last day of the offering period, whichever is lower.

Life Insurance.  Employees receive a basic benefit equal to one times annual base salary. In addition, employees may choose additional coverage, from one to four times annual base salary, through the supplemental life insurance program. Coverage is also available for a spouse in the amount of $10,000 or $20,000 and/or eligible children in the amounts of $5,000 or $10,000 per child.

Business Travel Accident.  For accidental death, paralysis, or loss of hands, feet, hearing or sight due to an accident while traveling for the Company, the plan pays all or part of a “principal sum”

depending on the loss. This principal sum is equal to five times base annual salary, with a $500,000 maximum and $150,000 minimum.

Accidental Death and Dismemberment (AD&D).  The company provides a benefit equal to three times annual base salary. All or a portion of the coverage amount is paid for the loss of hands, feet, sight, speech, hearing or paralysis. In addition, through the optional AD&D program, employees may choose supplemental coverage in any amount from $10,000 to $500,000, in multiples of $10,000. Employees may also choose optional AD&D coverage for their family. Coverage for their spouse and eligible dependent children will be based on a percentage of their own optional coverage amount.

Short-Term Disability.  If an employee becomes disabled, the Company provides a short-term disability benefit for up to 180 days. For employees with less than five years service, the plan pays 100% of monthly basic salary for the first 30 days of disability and 60% for 150 additional days of disability. For employees with five or more years of service, the plan pays 100% of basic monthly salary for up to 180 days of disability.

Long-Term Disability (LTD).  If an employee is disabled for longer than 180 days, the LTD plan begins to pay a monthly benefit equal to 60% of basic monthly salary.

Health Care Flexible Spending Account.  Employees can deposit before-tax money from $120 to $5,000 per year into an account through payroll deductions to pay for a wide range of health care expenses not covered by the medical, dental, vision plan, including some over-the-counter drugs, deductibles and co-payments.

Dependent Care Flexible Spending Account.  Employees can deposit before-tax money from $120 to $5,000 per year into an account through payroll deductions to pay for day care for a child or dependent disabled adult.

Vacation.  All employees are eligible for vacation based on years of service. Each executive, including the named executive officers, is eligible for 20 days of vacation each year.

Holidays.  The company provides 12 paid holidays each year.

Perquisites

The Company provided certain perquisites to senior management in 2006.

Company Aircraft.  The Company’s aircraft may be used in the following situations:

•	Senior management may use the aircraft for business purposes;

•	Spouses/partners may accompany senior management members on the corporate aircraft for business purposes;

•	On rare occasions, non-employee Directors, when traveling on business, may be accompanied by a spouse/partner.

Other Perquisites.  The Company does not provide or reimburse for country club memberships for any officers, nor provides vehicles. Upgrades to existing home security systems that were substandard were made available to members of senior management.

Stock Ownership Guidelines

Both Management and the Board of Directors believe the Company’s executives and directors should acquire and retain a significant amount of Company Common Stock in order to further align their interests with those of shareholders.

Under the Company’s share ownership guidelines, the Chief Executive Officer is encouraged to acquire and retain Company Common Stock having a value equal to at least five times his or her base salary. Other named executive officers are encouraged to acquire and retain Company Common Stock having a value equal to at least three times their base salary. All such executives are encouraged to meet these ownership levels within five years after assuming their executive positions.

The following table summarizes the named executive officers’ ownership of Company Common Stock as of December 31, 2006.

Named Executive Officer Stock Ownership

			Ownership		Ownership
	Share	Share	Guidelines,		Relative to
	Ownership	Ownership	Relative to		Actual Base
Name	(#)(1)	($)(2)	Base Salary		Salary

Gregory H. Boyce(3)	183,690	7,422,913	5	x	7.8x
Richard A. Navarre	102,813	4,154,673	3	x	6.6x
Richard M. Whiting	101,892	4,117,456	3	x	7.5x
Sharon D. Fiehler	106,443	4,301,362	3	x	10.3x
Roger B. Walcott, Jr.	42,504	1,717,587	3	x	3.7x

(1)	Includes shares acquired through 401(k) plan and the Employee Stock Purchase Plan. Numbers have been adjusted to reflect the 2-for-1 stock split effected by the Company in February 2006.

(2)	Calculated based on the Company’s closing market price per share on the last trading day of 2006, $40.41.

(3)	Share ownership includes 80,000 phantom shares granted to Mr. Boyce on October 1, 2003 under the terms of his employment agreement.

Also under the Company’s share ownership guidelines for directors, directors are encouraged to acquire and retain Company Common Stock having a value equal to at least three times their annual retainer. Directors are encouraged to meet these ownership levels by the later of December 31, 2007 or three years after joining the Board.

The following table summarizes the Director ownership of Company Common Stock as of December 31, 2006.

Director Stock Ownership

			Ownership
			Guidelines,		Ownership
	Share Ownership	Share Ownership	Relative to Base		Relative to Base
Name(1)	(#)(2)	($)(3)	Annual Retainer(4)		Annual Retainer(4)

Chairman
Irl F. Engelhardt	603,144	24,373,049	—		—
Non-Employee Directors
B. R. Brown	6,206	250,784	3	x	3.3x
William A. Coley	5,423	219,143	3	x	2.9x
Henry Givens, Jr.	5,394	217,972	3	x	2.9x
William E. James	8,390	339,040	3	x	4.5x
Robert B. Karn III	16,292	658,360	3	x	8.8x
Henry E. Lentz	5,102	206,172	3	x	2.7x
William C. Rusnack	8,502	343,566	3	x	4.6x
James R. Schlesinger	8,518	344,212	3	x	4.6x
Blanche M. Touhill	8,518	344,212	3	x	4.6x
John F. Turner	2,464	99,570	3	x	1.3x
Sandra Van Trease	16,182	653,915	3	x	8.7x
Alan H. Washkowitz	5,102	206,172	3	x	2.7x

(1)	Mr. Boyce’s stock ownership is shown on the Named Executive Officer Stock Ownership Table above.

(2)	Numbers have been adjusted to reflect the 2-for-1 stock split effected by the Company in February 2006.

(3)	Value is calculated based on the closing market price per share of the Company’s Common Stock on the last trading day of 2006, $40.41.

(4)	The base annual retainer for the non-employee directors in 2006 was $75,000.

Employment Agreements

To remain competitive in the market, and to attract and retain executives key to the success of its business, the Company has entered into employment agreements with each of the named executive officers and with certain other key executives.

The Chief Executive Officer’s employment agreement provides for a three-year term that extends day-to-day so that there is at all times remaining a term of three years. Following a termination without cause or resignation for good reason, the Chief Executive Officer would be entitled to the following benefits, payable in either (a) equal installments over three years or (b) a lump sum, as determined by the Board of Directors: (1) three times base salary and (2) three times the higher of (A) the target annual incentive or (B) the average of the actual annual incentive paid in the three prior years. In addition, he would be entitled to a one-time prorated annual incentive for the year of termination (based on the Company’s actual performance multiplied by a fraction, the numerator of which is the number of business days he was employed during the year of termination, and the denominator of which is the total number of business days during that year), payable when annual incentives, if any, are paid to other executives. He would also be entitled to receive qualified and nonqualified retirement, life insurance, medical and other benefits for three years. In addition, following a termination without cause or resignation for good reason (as defined in the employment agreement), he would be paid a lump sum of $800,000. If the Chief Executive Officer were to terminate for any reason on or after age 55 or die or became disabled, the lump sum of $800,000 would also be paid. Upon termination without cause, resignation for good reason, death, disability, or termination for any reason after reaching age 55, he would be entitled to deferred compensation payable in cash in one of the following amounts: if termination occurred (a) prior to age 55, the greater of (i) the cash equivalent of the fair market value of 80,000 shares of Company Common Stock on October 1, 2003 plus interest or (ii) an amount equal to the fair market value of 80,000 shares on the date of termination; (b) on or after age 55 but prior to age 62, the greater of (i) the amount referenced in (a) on the date of termination, (ii) $1.6 million, reduced by 0.333% for each month that termination occurs before reaching age 62, or (iii) the fair market value of 80,000 shares on the date of termination; (c) on or after age 62, the greater of the amount referenced in (b) on the date of termination or $1.6 million. If he were to terminate for any other reason prior to reaching age 55, the deferred compensation amount would be forfeited.

Other named executive officers’ employment agreements have two-year terms which extend day-to-day so that there is at all times a remaining term of two years. The other key executives are entitled to the following benefits, payable in either (a) equal installments over two years or (b) a lump sum, as determined by the Chief Executive Officer and Board of Directors: (1) two times base salary and (2) two times the higher of (A) the target annual incentive or (B) the average of the actual annual incentive paid in the three prior years. In addition, the other executives are entitled to (1) a one-time prorated annual incentive for the year of termination (based on the Company’s actual performance multiplied by a fraction, the numerator of which is the number of business days the executive officer was employed during the year of termination, and the denominator of which is the total number of business days during that year), payable when annual incentives, if any, are paid to the Company’s other executives, and (2) qualified and nonqualified pension, life insurance, medical and other benefits for the two-year period following termination.

Under all executives’ employment agreements, the Company is not obligated to provide any benefits under tax qualified plans that are not permitted by the terms of each plan or by applicable law or that could jeopardize the plan’s tax status. Continuing benefit coverage will terminate to the extent an executive is offered or obtains comparable coverage from any other employer. The employment agreements provide for confidentiality during and following employment, and include a noncompetition and nonsolicitation agreement that is effective during and for one year following employment. If an executive breaches any of his or her confidentiality, noncompetition or nonsolicitation agreements, the executive will forfeit any unpaid amounts or benefits. To the extent that excise taxes are incurred by an executive as a result of “excess parachute payments,” as defined by IRS regulations, the Company will pay additional amounts so that executives would be in the same financial position as if the excise taxes were not incurred.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the Company’s disclosures under “Compensation Discussion and Analysis” beginning on page 19 of this Proxy Statement.

Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission.

MEMBERS OF THE COMPENSATION COMMITTEE:

ROBERT B. KARN III, CHAIR
B. R. BROWN
WILLIAM E. JAMES

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation paid to the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers for their service to the Company during the fiscal year ended December 31, 2006.

								Change in
								Pension Value
								and Non-
								Qualified
							Non-Equity	Deferred
				Stock		Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards		Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)		($)(1)	($)(2)	($)(3)	($)(4)	($)

Gregory H. Boyce	2006	887,500	—	2,434,902	(5)	1,258,513	1,329,620	—	132,177	6,042,712
Chief Executive Officer, President and Director
Richard A. Navarre	2006	612,500	—	1,782,473		1,002,098	850,000	12,326	85,782	4,345,179
Chief Financial Officer and Executive Vice President Corporate Development
Richard M. Whiting	2006	540,750	—	1,334,488		716,977	700,000	137,567	67,879	3,497,661
Executive Vice President and Chief Marketing Officer
Sharon D. Fiehler	2006	408,000	—	877,306		515,915	500,000	27,160	59,171	2,387,552
Executive Vice President Human Resources and Administration
Roger B. Walcott, Jr.	2006	452,500	—	844,467		362,607	500,000	10,830	58,046	2,228,450
Executive Vice President Strategy and Business Services

(1)	Long-term incentive awards to the named executive officers consist of both performance units (reflected in the “Stock Award” column above) and stock options (reflected in the “Option Awards” column above). The value of stock awards and option awards is the compensation charge dollar amount recognized for financial statement reporting purposes for 2006 in accordance with FAS 123R. The grant date fair value of stock awards and option awards for financial statement reporting purposes in accordance with FAS 123R is included in the Grants of Plan-Based Awards in 2006 Table on page 34 of this Proxy Statement. A discussion of the relevant fair value assumptions is set forth in Note 18 to the Company’s consolidated financial statements on pages F-49 through F-51 of the Annual Report on Form 10-K for the year ended December 31, 2006. The Company cautions that the amount ultimately realized by the named executive officers from the stock and option awards will likely vary based on a number of factors, including the Company’s actual operating performance, stock price fluctuations and the timing of exercises (in the case of options only) and sales.

(2)	The material terms of these awards are described under the caption “Annual Incentive Compensation” in the Compensation Discussion and Analysis on page 22 of this Proxy Statement.

(3)	The change in pension value for 2006 resulted from an increase in the discount rate from 5.9% to 6.0% and a change in the applicable mortality table. For Mr. Whiting only, the change in pension value was also attributable to additional credited service under the plan. In accordance with the terms of the phase-out of the pension plan, Mr. Whiting continues to accrue credited service under the plan at the rate of 50% for each year of actual service. None of the other named executive officers continue to accrue credited service under the plan. See page 39 of this Proxy Statement for further discussion about the Pension Plan. None of the named executive officers participated in the Company’s Deferred Compensation Plan.

(4)	Amounts included in this column are described in the All Other Compensation Table below.

(5)	Mr. Boyce received a restricted stock award of 60,000 shares on October 2, 2006 pursuant to the terms of his stock grant agreement dated October 1, 2003. The 2006 compensation expense recognized for financial statement reporting purposes in accordance with FAS 123R was $109,080, and is included in the amount reported. The grant date fair value of this award determined under FAS 123R for financial statement reporting purposes is included in the Grants of Plan-Based Awards in 2006 Table on page 34 of this Proxy Statement.

All Other Compensation

The following table sets forth detail of the amounts reported in the “All Other Compensation” column of the Summary Compensation Table.

			Annual 401(k)
		Group	Matching and
		Term Life	Performance	Dividends on	Tax
		Insurance	Contributions	Restricted Stock	Gross-Ups	Perquisites	Total
Name	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)

Gregory H. Boyce(4)	2006	1,656	100,750	13,200	2,019	14,552	132,177
Richard A. Navarre(4)	2006	810	68,000	—	3,435	13,537	85,782
Richard M. Whiting	2006	1,242	60,045	—	2,728	3,864	67,879
Sharon D. Fiehler(4)	2006	988	45,280	—	1,967	10,936	59,171
Roger B. Walcott, Jr.	2006	1,111	50,150	—	3,181	3,604	58,046

(1)	Dividends are paid at the same rate applicable to all outstanding shares of Common Stock.

(2)	Represents the taxes due for use of corporate aircraft (as defined and calculated in accordance with Internal Revenue Service guidelines), reimbursed by the Company. The amounts herein reflect the tax gross up for expenses related to when a spouse accompanied the named executive officer on corporate aircraft for Company business purposes.

(3)	Represents the aggregate incremental cost to the Company of use of corporate aircraft as determined on a per flight basis, including the cost of fuel, landing fees, the cost of in-flight meals, sales tax, crew expenses, the hourly cost of aircraft maintenance for the applicable number of flight hours, and other variable costs specifically incurred. Amounts represent trips where a spouse/guest accompanied the named executive officer on corporate aircraft for select Company business purposes. Corporate aircraft are not used for personal purposes.

(4)	For Mr. Boyce, Mr. Navarre and Ms. Fiehler, the “Perquisites” column also includes the cost of home security system upgrades.

GRANTS OF PLAN-BASED AWARDS IN 2006

The following table sets forth information concerning the grant of plan-based awards to each of the named executive officers during the year ended December 31, 2006. Each named executive officer received performance units and stock option awards at the beginning of the year.

										Equity	All	All
										Incentive	Other	Other	All Other
										Plan	Stock	Stock	Option		Option
										Awards:	Awards:	Awards:	Awards:	Exercise	Awards:
				Estimated Possible Payouts			Estimated Future Payouts			Grant	Number of	Grant	Number of	or Base	Grant
				Under Non-Equity Incentive			Under Equity Incentive			Date	Shares of	Date	Securities	Price of	Date
				Plan Awards			Plan Awards(1)(2)			Fair	Stock or	Fair	Underlying	Option	Fair
	Grant		Action	Threshold	Target	Maximum	Threshold	Target	Maximum	Value	Units	Value	Options	Awards	Value
Name	Date		Date	($)	($)	($)	(#)	(#)	(#)	($)(3)	(#)(2)	($)(3)	(#)(2)	($/Sh)(2)(4)	($)(3)

Gregory H. Boyce	1/3/2006			475,000	950,000	1,662,500
	1/3/2006		12/8/05				17,748	35,496	70,992	3,360,939
	10/2/2006	(5)									60,000	2,181,600
	1/3/2006	(6)	12/8/05										84,740	43.10	1,387,624
Richard A. Navarre	1/3/2006			250,000	500,000	937,500
	1/3/2006		12/7/05				18,440	36,880	73,760	3,491,983
	1/3/2006	(6)	12/7/05										44,020	43.10	720,765
	1/3/2006	(7)	12/7/05										45,394	43.10	743,370
Richard M. Whiting	1/3/2006			220,600	441,200	827,250
	1/3/2006		12/7/05				15,980	31,960	63,920	3,026,133
	1/3/2006	(6)	12/7/05										38,150	43.10	625,127
	1/3/2006	(7)	12/7/05										39,342	43.10	644,254
Sharon D. Fiehler	1/3/2006			166,400	332,800	624,000
	1/3/2006		12/7/05				12,293	24,586	49,172	2,327,926
	1/3/2006	(6)	12/7/05										23,478	43.10	384,292
	1/3/2006	(7)	12/7/05										36,316	43.10	594,696
Roger B. Walcott, Jr.	1/3/2006			184,000	368,000	690,000
	1/3/2006		12/7/05				4,302	8,604	17,208	814,670
	1/3/2006	(6)	12/7/05										20,542	43.10	336,473

(1)	Performance unit awards are included in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column above. Performance unit awards granted in 2006 will be earned based on achievement of performance objectives for the period January 3, 2006 to December 31, 2008. The material terms of these awards, including payout formulas, are described under the caption “Performance Units” in the Compensation Discussion and Analysis on page 24 of this Proxy Statement.

(2)	The numbers and exercise price have been adjusted to reflect the 2-for-1 stock split effected by the Company in February 2006.

(3)	The value of stock awards, option awards and performance unit awards is the grant date fair value determined under FAS 123R for financial statement reporting purposes. A discussion of the relevant fair value assumptions is set forth in Note 18 to the Company’s consolidated financial statements on pages F-49 through F-51 of the Annual Report on Form 10-K for the year ended December 31, 2006. The Company cautions that the amount ultimately realized by the named executive officers from the stock and option awards will likely vary based on a number of factors, including the Company’s actual operating performance, stock price fluctuations and the timing of exercises (in the case of options only) and sales.

(4)	The exercise price for all options is equal to the closing market price per share of the Company’s Common Stock on the date of grant.

(5)	The restricted stock award was granted to Mr. Boyce on October 2, 2006 pursuant to his stock grant agreement dated October 1, 2003.

(6)	The options vest in three equal annual installments beginning on the first anniversary of the date of grant. Other material terms of these awards are described under the caption “Stock Options” in the Compensation Discussion and Analysis on page 24 of this Proxy Statement.

(7)	The options cliff vest on the third anniversary of the date of grant. Other material terms of these awards are described under the caption “Stock Options” in the Compensation Discussion and Analysis on page 24 of this Proxy Statement.

Employment agreements with the named executive officers are described under the caption “Employment Agreements” in the Compensation Discussion and Analysis on page 29 of this Proxy Statement.

OUTSTANDING EQUITY AWARDS AT 2006 FISCAL YEAR END

The following table sets forth detail about the outstanding equity awards for each of the named executive officers as of December 31, 2006. The Company cautions that the amount ultimately realized by the named executive officers from the outstanding equity awards will likely vary based on a number of factors, including the Company’s actual operating performance, stock price fluctuations and the timing of exercises and sales. In the case of equity incentive awards, the amount ultimately realized will also likely vary with the Company’s stock performance relative to an Industry Peer Group and the S&P MidCap 400 Index, and the Company’s Adjusted EBITDA Return on Invested Capital.

A substantial portion of the outstanding equity awards for the named executive officers, other than Mr. Boyce, is attributable to stock options granted to them prior to the Company’s May 2001 initial public offering (“IPO”). These options were granted in 1998 in connection with a leveraged buyout transaction or “LBO” involving Peabody Energy’s acquisition of Peabody Holding Company. The size and terms of the pre-IPO stock options or “LBO grants” were determined according to standard practices at that time for private companies. The LBO grants, many of which remain unexercised, were designed to be competitive in the industry marketplace for top executives, to compensate the management group on a basis commensurate with the risks associated with a highly leveraged transaction, to reward performance and to align their interests with the Company’s owners. The LBO grants vest in November 2007 and July 2010, and expire in May 2008 and January 2011, respectively.

All unexercisable options and unvested shares or units of stock reflected in the table below are subject to forfeiture by the holder if the holder terminates employment without good reason (as defined in the holder’s employment agreement).

	Option Awards						Stock Awards
										Equity
										Incentive
									Equity	Plan
									Incentive	Awards:
									Plan	Market or
									Awards:	Payout
							Number of	Market	Number of	Value of
							Shares or	Value of	Unearned	Unearned
	Number of		Number of				Units of	Shares or	Shares,	Shares,
	Securities		Securities				Stock	Units of	Units or	Units or
	Underlying		Underlying				That	Stock	Other	Other
	Unexercised		Unexercised		Option		Have	That	Rights	Rights
	Options		Options		Exercise	Option	Not	Have Not	That Have	That Have
	(#)(1)		(#)(1)		Price	Expiration	Vested	Vested	Not Vested	Not Vested
Name	Exercisable		Unexercisable		($)(1)	Date	(#)(2)	($)(3)	(#)(2)(4)	($)(3)(5)
Gregory H. Boyce									45,628	1,843,827
									35,496	1,434,393
							80,000 (6)	3,232,800
							40,000 (6)	1,616,400
							60,000 (6)	2,424,600
	Post-IPO Grants
	87,564	(7)			7.9550	10/1/2013
	240,000	(7)			8.6250	10/1/2013
	400,000	(7)			9.7500	10/1/2013
	61,979	(8)	30,989	(8)	10.4875	1/2/2014
	17,320	(9)	34,640	(9)	19.3275	1/3/2015
	8,468	(10)	16,936	(10)	23.4525	3/1/2015
			84,740	(11)	43.1000	1/3/2016
Total	815,331		167,305				180,000	7,273,800	81,124	3,278,221
Richard A. Navarre									25,508	1,030,778
									36,880	1,490,321
	LBO Grants
			293,784	(12)	3.5725	5/19/2008
			94,588	(13)	3.5725	1/1/2011
	Post-IPO Grants
			13,981	(8)	10.4875	1/2/2014
	6,818	(9)	6,819	(14)	12.2225	6/15/2014
			25,869	(9)	19.3275	1/3/2015
			7,201	(15)	23.7250	4/1/2015
			45,394	(16)	43.1000	1/3/2016
			44,020	(11)	43.1000	1/3/2016
Total	6,818		531,656						62,388	2,521,099
Richard M. Whiting									12,992	525,007
									31,960	1,291,504
	LBO Grants
			391,628	(12)	3.5725	5/19/2008
			43,580	(13)	3.5725	1/1/2011
	Post-IPO Grants
			15,892	(8)	10.4875	1/2/2014
			17,677	(9)	19.3275	1/3/2015
			39,342	(16)	43.1000	1/3/2016
			38,150	(11)	43.1000	1/3/2016
Total			546,269						44,952	1,816,510
Sharon D. Fiehler									8,620	348,334
									24,586	993,520
	LBO Grants
			195,788	(12)	3.5725	5/19/2008
			83,688	(13)	3.5725	1/1/2011
	Post-IPO Grants
			9,217	(8)	10.4875	1/2/2014
			11,728	(9)	19.3275	1/3/2015
			36,316	(16)	43.1000	1/3/2016
			23,478	(11)	43.1000	1/3/2016
Total			360,215						33,206	1,341,854
Roger B Walcott, Jr									11,052	446,611
									8,604	347,688
	LBO Grants
			391,628	(12)	3.5725	5/19/2008
			43,580	(13)	3.5725	1/1/2011
	Post-IPO Grants
			13,587	(8)	10.4875	1/2/2014
			15,040	(9)	19.3275	1/3/2015
			20,542	(11)	43.1000	1/3/2016
Total			484,377						19,656	794,299

(1)	The number and exercise price of all options have been adjusted to reflect the 2-for-1 stock splits effected by the Company in March 2005 and February 2006.

(2)	The numbers have been adjusted to reflect the 2-for-1 stock splits effected by the Company in March 2005 and February 2006.

(3)	The market value was calculated based on the closing market price per share of the Company’s Common Stock on the last trading day of 2006, $40.41 per share.

(4)	The number of performance units disclosed is based on the assumption that target performance goals were achieved.

(5)	The payout value was calculated based on the closing market price per share of the Company’s Common Stock on the last trading day of 2006, $40.41 per share, and the assumption that target performance goals were achieved.

(6)	The restricted shares were granted per Mr. Boyce’s employment agreement and stock grant agreement.

(7)	The options were granted on October 1, 2003. All of them vested on October 1, 2003.

(8)	The options were granted on January 2, 2004 and vest in three equal annual installments beginning January 2, 2005.

(9)	The options were granted on January 3, 2005 and vest in three equal annual installments beginning January 3, 2006.

(10)	The options were granted on March 1, 2005 and vest in three equal annual installments beginning March 1, 2006.

(11)	The options were granted on January 3, 2006 and vest in three equal annual installments beginning January 3, 2007.

(12)	The options were granted on May 19, 1998 and vest on November 19, 2007.

(13)	The options were granted on January 1, 2001 and vest on July 1, 2010.

(14)	The options were granted on June 15, 2004 and vest in three equal annual installments beginning June 15, 2005.

(15)	The options were granted on April 1, 2005 and vest in three equal annual installments beginning April 1, 2006.

(16)	The options were granted on January 3, 2006 and vest on January 3, 2009.

OPTION EXERCISES AND STOCK VESTED IN 2006

The following table sets forth detail about stock option exercises by the named executive officers during 2006 and stock awards that vested during 2006. The options in this table were granted between April 2002 and April 2005. The stock awards were granted in January 2004 as performance unit awards.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired on	Value Realized	Acquired on	Value Realized
	Exercise	on Exercise	Vesting	on Vesting
Name	(#)(1)	($)(2)	(#)(1)(3)	($)(4)

Gregory H. Boyce	35,000	2,093,075	93,640	4,123,906
Richard A. Navarre	56,750	2,962,916	66,256	2,917,914
Richard M. Whiting	67,539	2,556,360	48,016	2,114,625
Sharon D. Fiehler	29,887	1,711,421	27,848	1,226,426
Roger B. Walcott, Jr.	40,061	2,171,749	41,048	1,807,754

(1)	Numbers have been adjusted to reflect the 2-for-1 stock splits effected by the Company in March 2005 and February 2006.

(2)	The value realized by the named executive officer was calculated based on the difference between the closing market price per share of the Company’s Common Stock on the date of exercise and the applicable exercise price.

(3)	Represents the number of performance units earned for the period January 2, 2004 to December 31, 2006, which was paid in cash.

(4)	Additional information about the value realized by the named executive officers is included in the Peabody Relative Performance for Performance Period Ended December 31, 2006 and Resulting Performance Unit Awards Table on page 39 of this Proxy Statement.

In February 2007, the named executive officers received payouts under the terms of performance units awards granted in 2004 (described above under “Performance Units” in the Compensation Discussion and Analysis on page 24 of this Proxy Statement). The value realized is shown in the “Stock Awards” column in the above table. These payouts were consistent with the Company’s stated executive compensation philosophy to create a clear link to shareholder value and to base compensation, in part, on relative external performance. Specifically, the percentage of these performance units earned was based on the Company’s TSR over the three-year performance period beginning January 2, 2004 and ending December 31, 2006, relative to the TSR of an industry comparator group and the S&P MidCap 400 Index, and the Company’s Adjusted EBITDA Return on Invested Capital over the same period.

Over the three-year performance period, the Company’s shareholder value increased approximately $8.4 billion, while setting records for safety. The Company’s TSR of 332% was the highest in the industry comparator group and at the 99th percentile of the S&P MidCap 400 Index. The named executive officers were instrumental in leading the Company through this period of growth and improvement in safety that resulted in a 86.7% increase in revenues, a 293% increase in stock price and a 31.9% improvement in safety ratings.

The following table sets forth additional details regarding performance unit payouts earned by each of the named executive officers in 2006. The payouts relate to performance units granted in 2004 and reflect the Company’s performance and stock price appreciation during the ensuing three-year performance period.

The table compares the Company’s TSR for the three-year period ended December 31, 2006 to the performance of a peer group of four publicly-traded mining companies and to the performance of the S&P MidCap 400 Index. Based on the Company’s relative performance, the named executive officers earned the following awards under the program:

Peabody Relative Performance for Performance Period Ended December 31,
2006 and Resulting Performance Unit Awards

		Peabody		Peabody
		Percentile		Percentile
		Ranking		Ranking
		Among Peer	Peabody	Compared to	Peabody
		Companies —	Ranking	MidCap	Ranking
		Total	Among 4	Index-Total	Among		Target Award	Actual Award	Actual Award
	Performance	Shareholder	Peer	Shareholder	MidCap	Payout as a %	Units	Units	Value
Name	Period	Return	Companies	Return(1)	Companies(1)	of Target	(#)(2)	(#)(2)	($)(3)

Gregory H. Boyce	2004 - 2006	100%	1	98.7%	6 of 397	200%	46,820	93,640	4,123,906
Richard A. Navarre	2004 - 2006	100%	1	98.7%	6 of 397	200%	33,128	66,256	2,917,914
Richard M. Whiting	2004 - 2006	100%	1	98.7%	6 of 397	200%	24,008	48,016	2,114,625
Sharon D. Fiehler	2004 - 2006	100%	1	98.7%	6 of 397	200%	13,924	27,848	1,226,426
Roger B. Walcott, Jr.	2004 - 2006	100%	1	98.7%	6 of 397	200%	20,524	41,048	1,807,754

(1)	The index is designed to track the performance of companies included in the S&P MidCap 400.

(2)	Number of units has been adjusted to reflect the 2-for-1 stock splits effected by the Company in March 2005 and February 2006.

(3)	The value of the awards was calculated based on the average closing price per share of the Company’s Common Stock for the four-week period ended December 31, 2006 ($44.04) and based on exceeding the target performance goals.

PENSION BENEFITS IN 2006

The Company’s Salaried Employees Retirement Plan, or pension plan, is a “defined benefit” plan. The pension plan provides a monthly annuity to eligible salaried employees when they retire. An employee must have at least five years of service to be vested in the pension plan. A full benefit is available to a retiree at age 62. A retiree can begin receiving a benefit as early as age 55; however, a 4% reduction factor applies for each year a retiree receives a benefit prior to age 62.

An individual’s retirement benefit under the pension plan is equal to the sum of (1) 1.112% of the highest average monthly earnings over 60 consecutive months up to the “covered compensation limit” multiplied by the employee’s years of service, not to exceed 35 years, and (2) 1.5% of the average monthly earnings over 60 consecutive months over the “covered compensation limit” multiplied by the employee’s years of service, not to exceed 35 years. Under the plan, “earnings” include compensation earned as base salary and up to five annual incentive awards.

The Company announced in February 1999 that the pension plan would be phased out beginning January 1, 2001. Certain transition benefits were introduced based on the age and service of the employee at December 31, 2000: (1) employees age 50 or older continue to accrue service at 100%; (2) employees between the ages of 45 and 49 or under age 45 with 20 years or more of service continue to accrue service at the rate of 50% for each year of service worked after December 31, 2000; and (3) employees under age 45 with less than 20 years of service have had their pension benefits frozen. In all cases, final average earnings for retirement purposes are capped at December 31, 2000 levels.

Listed below is the estimated present value of the current accumulated pension benefit for each of the named executive officers as of December 31, 2006. The estimated present value was determined assuming the named executive officer retires at age 62, the normal retirement age under the plan, using a discount rate of 6.0% and the RP 2000 White Collar Mortality with Mortality Improvements Projected to 2007 with Scale AA Table. Other material assumptions used in making the calculation are discussed in Note 15 to the Company’s consolidated financial statements on pages F-35 through F-40 of the Annual Report on Form 10-K for the year ended December 31, 2006. The disclosed amounts are estimates only and do not necessarily reflect the actual amounts that will be paid to the named executive officers, which will be known only at the time they become eligible for payment.

		Number of	Present Value
		Years Credited	of Accumulated	Payments in
		Service	Benefit	2006
Name	Plan Name	(#)(1)	($)	($)

Gregory H. Boyce(2)	Salaried Employees	—	—	—
	Retirement Plan
Richard A. Navarre(3)	Salaried Employees	7.8	186,561	—
	Retirement Plan
Richard M. Whiting(4)	Salaried Employees	27.0	1,555,245	—
	Retirement Plan
Sharon D. Fiehler(3)	Salaried Employees	19.8	426,075	—
	Retirement Plan
Roger B. Walcott, Jr.(3)	Salaried Employees	2.6	155,137	—
	Retirement Plan

(1)	Due to the phase-out of the Company’s pension plan as described above, years of credited service may be less than years of actual service. Actual years of service for the named executive officers are as follows: Mr. Boyce: 3.25; Mr. Navarre: 13.76; Mr. Whiting: 29.98; Ms. Fiehler: 25.79; and Mr. Walcott: 8.59.

(2)	Mr. Boyce is not eligible to receive benefits under the Company’s pension plan because his employment with the Company began after the phase-out of the plan.

(3)	Under the terms of the phase-out, Mr. Navarre’s, Ms. Fiehler’s and Mr. Walcott’s pension benefits were frozen as of December 31, 2000, and years of credited service, for the purpose of the pension plan, ceased to accrue.

(4)	Under the terms of the phase-out, Mr. Whiting accrues credited service at the rate of 50% for each year of actual service after December 31, 2000.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below reflect the amount of compensation that would have been payable to each of the named executive officers in the event of termination of such executives’ employment, per the terms of their employment agreements and long-term incentive agreements. The amount of compensation payable to each named executive officer upon Retirement, “For Cause” Termination, Death or Disability, Voluntary Termination, Involuntary Termination “Without Cause” or “For Good Reason”, and Involuntary Termination as a Result of Change in Control is shown below. The amounts shown assume that termination was effective as of December 31, 2006, and are estimates of the amounts that would have been paid to the executives upon their termination. The actual amounts that would be payable can be determined only at the time of the executives’ termination.

Estimated Incremental Value Upon Termination

					Involuntary
					Termination	Involuntary
					“Without Cause”	Termination as a
		‘‘For Cause”	Death or	Voluntary	or “For Good	Result of Change
	Retirement	Termination	Disability	Termination	Reason”	in Control
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)

Gregory H. Boyce	—	—	14,246,779	484,920	19,208,918	21,153,676
Richard A. Navarre	—	76,923	4,374,111	76,923	4,370,006	23,482,518
Richard M. Whiting	—	134,038	3,240,352	134,038	3,719,065	20,599,243
Sharon D. Fiehler	—	62,769	2,260,475	62,769	2,631,011	16,008,607
Roger B. Walcott, Jr.	—	33,538	1,919,475	33,538	2,687,374	19,442,987

(1)	None of the named executive officers was eligible for retirement (age 55, with 10 years of service) as of December 31, 2006.

(2)	“For Cause” means (i) any material and uncorrected breach by the executive of the terms of their employment agreement, including but not limited to engaging in disclosure of secret or confidential information, (ii) any willful fraud or dishonesty of the executive involving the property or business of the Company, (iii) a deliberate or willful refusal or failure to comply with any major corporate policies which are communicated in writing or (iv) the executive’s conviction of, or plea of no contest to, any felony if such conviction results in imprisonment. Compensation payable to an executive would include only accrued but unused vacation.

(3)	For all named executive officers, except Mr. Boyce, compensation payable would include a) accrued but unused vacation, b) prorated annual incentive for year of termination, c) 100% payout of outstanding performance units, and d) the value realized as a result of the accelerated vesting of any unvested stock option awards, per the terms of the executive’s stock option grant agreement. Mr. Boyce’s compensation payable would include a) accrued but unused vacation, b) prorated annual incentive for year of termination, c) 100% payout of outstanding performance units, d) the value realized as a result of the accelerated vesting of any unvested stock option awards, per the terms of his stock option grant agreement, e) a lump sum of $800,000, f) deferred compensation equal to the fair market value of 80,000 shares of Common Stock on the date of termination, and g) the fair market value on the date of termination of 100,000 restricted shares of Common Stock that accelerate vest. For 2006, the prorated annual incentive was equal to 100% of the non-equity incentive plan compensation, as shown in the Summary Compensation Table on page 32 of this Proxy Statement, and payout of performance units reflects the values for the 2005 and 2006 performance units as shown in the Outstanding Equity Awards at 2006 Fiscal Year End Table on page 35 of this Proxy Statement. Amounts do not include life insurance payments in the case of death.

(4)	For all named executive officers, except Mr. Boyce, the compensation payable would include accrued but unused vacation. Mr. Boyce’s compensation payable would include a) accrued but unused vacation ($0 as of December 31, 2006), and b) the prorated value of outstanding restricted shares as determined by his October 1, 2003 restricted stock grant agreement. The compensation payable to Mr. Boyce for voluntary termination at December 31, 2006 would have been $484,920 (40,000 shares x 30% x $40.41), assuming he complied with the non-compete and non-solicitation provisions of his employment agreement for one year after termination.

(5)	For all named executive officers, except Mr. Boyce, the compensation payable would include a) severance payments of two times base salary, b) a payment equal to two times the higher of (1) the target annual incentive or (2) the average of the actual annual incentives paid in the three prior years, c) prorated annual incentive for year of termination, d) continuation of benefits for two years, and e) prorated payout of outstanding performance units. Mr. Boyce’s compensation payable would include a) severance payments of three times base salary, b) a payment equal to three times the higher of (1) the target annual incentive or (2) the average of the actual annual incentives paid in the three prior years, c) prorated annual incentive for year of termination, d) continuation of benefits for three years, e) prorated payout of outstanding performance units, f) a lump sum of $800,000, g) deferred compensation equal to the fair market value of 80,000 shares of Common Stock on the date of termination, and h) the fair market value on the date of termination of 160,000 restricted shares of Common Stock, which would accelerate vest.

(6)	Reflects total estimate of compensation payable as a result of both a Change in Control and a termination of employment, as detailed in the Estimated Current Value of Change in Control Benefits Table below. With the exception of Mr. Boyce, this includes the value of stock options granted prior to the Company’s May 2001 IPO, which vest in November 2007 and July 2010, and expire in May 2008 and January 2011, respectively.

The named executive officers would be entitled to receive certain benefits upon a change in control of the Company under the terms of their individual employment agreements and long-term incentive agreements. The actual value of these benefits would be known only if and when they become eligible for payment. The following table provides an estimate of the value that would have been payable to each named executive officer assuming a change in control of the Company had occurred on December 31, 2006, including a gross-up for certain taxes in the event that any payment made in connection with the change in control was subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

Estimated Current Value of Change in Control Benefits

			Accelerated Vesting of Unvested
			Stock Option Awards
	Severance	Estimated Tax	($)(3)
	Amount	Gross Up	LBO Grants	Post-IPO Grants	Total
Name	($)(1)	($)(2)	($)(4)	($)	($)

Gregory H. Boyce	19,208,918	—	—	1,944,758	21,153,676
Richard A. Navarre	4,370,006	3,529,770	14,306,654	1,276,089	23,482,518
Richard M. Whiting	3,719,065	—	16,031,975	848,204	20,599,243
Sharon D. Fiehler	2,631,011	2,559,348	10,295,197	523,051	16,008,607
Roger B. Walcott, Jr.	2,687,374	—	16,031,975	723,638	19,442,987

(1)	The severance amount is equal to the amount shown in the “Involuntary Termination ‘Without Cause’ or ‘For Good Reason’ ” column in the Estimated Incremental Value Upon Termination Table above.

(2)	Includes excise tax, plus the effect of 35% federal income taxes, 6% state income taxes, and 1.45% FICA-HI taxes on the excise tax. Excise tax is equal to 20% times the excess parachute payment subject to excise tax. An excess parachute payment is triggered when the change in control amount is greater than the safe harbor amount (equal to 3x the base amount; base amount is the average of the previous 5 years’ W-2 earnings); actual excess parachute payment is equal to the difference between the preliminary change in control amount and the base amount.

(3)	Reflects the value an executive could realize as a result of the accelerated vesting of any unvested stock option awards, based on the Company’s stock price on the last trading day of 2006, $40.41. The value realized is not and would not be a liability of the Company.

(4)	A substantial portion of the value payable upon a change in control to the named executive officers, other than Mr. Boyce, is attributable to stock options granted to them prior to the Company’s May 2001 IPO. These options were granted in 1998 in connection with a leveraged buyout transaction or “LBO” involving Peabody Energy’s acquisition of Peabody Holding Company. The size and terms of the pre-IPO stock options or “LBO grants” were determined according to standard practices at that time for private companies. The LBO grants, many of which remain unexercised, were designed to be competitive in the industry marketplace for top executives, to compensate the management group on a basis commensurate with the risks associated with a highly leveraged transaction, to reward performance and to align their interests with the Company’s owners. The LBO grants vest in November 2007 and July 2010, and expire in May 2008 and January 2011, respectively. Additional detail about the LBO grants is set forth in the Outstanding Equity Awards at 2006 Fiscal Year End Table on page 35 of this Proxy Statement.

DIRECTOR COMPENSATION IN 2006

Annual compensation of non-employee directors for 2006 was comprised of cash compensation, consisting of annual retainer and committee fees, and equity compensation, consisting of stock option awards and restricted stock awards. Each of these components is described in more detail below. The total 2006 compensation of the Company’s non-employee directors is shown in the following table.

Annual Board/Committee Fees

In 2006, non-employee directors received an annual cash retainer of $75,000. Non-employee directors who served on more than one committee received an additional annual $10,000 cash retainer. The Audit Committee Chairperson received an additional annual $15,000 cash retainer, and the other Audit Committee members received additional annual $5,000 cash retainers. The Chairpersons of the Compensation and Nominating & Corporate Governance Committees each received an additional annual $10,000 cash retainer.

The Company pays travel and accommodation expenses of directors to attend meetings and other corporate functions. Directors do not receive meeting attendance fees.

Annual Equity Compensation

Non-employee directors received annual equity compensation valued at $75,000 in 2006, awarded one-half in restricted shares (based on the fair market value of the Common Stock on the date of grant) and one-half in stock options (based on Black-Scholes methodology). The restricted stock awards will vest on the third anniversary of the date of grant or such other period designated by the Board of Directors pursuant to the Company’s Long-Term Equity Incentive Plan. The stock option awards were granted at an exercise price equal to the fair market value of the Common Stock on the date of grant, will vest in equal annual installments over three years, and will expire ten years after grant. In the event of a change in control of the Company (as defined in the Company’s Long-Term Equity Incentive Plan), all restrictions related to the restricted stock awards will lapse and any previously unvested options will vest. The restricted stock awards and options also provide for vesting in the event of death or disability or termination of service without cause with Board consent.

Director Compensation

					Change in
					Pension Value
					and Non-
					Qualified
	Fees Earned			Non-Equity	Deferred
	or Paid in		Option	Incentive Plan	Compensation	All Other
	Cash	Stock Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)(1)(2)	($)(1)(3)	($)	($)	($)(4)	($)

Chairman
Irl F. Engelhardt(5)	—	—	—	—	—	—	—
Non-Employee Directors
B. R. Brown	75,000	12,500	35,829	—	—	1,489	124,819
William A. Coley	75,000	29,167	41,320	—	—	1,295	146,781
Henry Givens, Jr.	75,000	29,167	41,320	—	—	2,387	147,873
William E. James	75,000	12,500	35,829	—	—	209	123,538
Robert B. Karn III*	100,000	12,500	35,829	—	—	209	148,538
Henry E. Lentz	75,000	29,167	41,320	—	—	1,224	146,711
William C. Rusnack*	100,000	12,500	35,829	—	—	209	148,538
James R. Schlesinger	75,000	12,500	35,829	—	—	209	123,538
Blanche M. Touhill*	85,000	12,500	35,829	—	—	1,301	134,630
John F. Turner	75,000	29,167	29,611	—	—	1,646	135,424
Sandra Van Trease	80,000	12,500	35,829	—	—	710	129,039
Alan H. Washkowitz	75,000	29,167	41,320	—	—	1,224	146,711

*	Committee Chair

(1)	The value of stock awards and option awards was the 2006 compensation charge dollar amount recognized for financial statement reporting purposes in accordance with FAS 123R. For all non-employee directors the grant date fair value for stock awards determined under FAS 123R for financial reporting purposes was $37,500, and the grant date fair value for option awards determined under FAS 123R for financial reporting purposes was also $37,500. A discussion of the relevant fair value assumptions is set forth in Note 18 to the Company’s consolidated financial statements on pages F-49 through F-51 of the Annual Report on Form 10-K for the year ended December 31, 2006. The Company cautions that the amount ultimately realized by the non-employee directors from the stock and option awards will likely vary based on a number of factors, including the Company’s actual operating performance, stock price fluctuations and the timing of exercises (in the case of options only) and sales.

(2)	As of December 31, 2006, the aggregate number of restricted stock awards outstanding for each non-employee director was as follows: Mr. Brown, 870; Mr. Coley, 5,394; Dr. Givens, 5,394; Mr. James, 870; Mr. Karn, 870; Mr. Lentz, 5,102; Mr. Rusnack, 870; Dr. Schlesinger, 870; Dr. Touhill, 870; Mr. Turner, 2,464; Ms. Van Trease, 870; and Mr. Washkowitz, 5,102.

(3)	As of December 31, 2006, the aggregate number of option awards outstanding for each non-employee director was as follows: Mr. Brown, 12,546; Mr. Coley, 12,546; Dr. Givens, 12,546; Mr. James, 226,942; Mr. Karn, 19,562; Mr. Lentz, 12,546; Mr. Rusnack, 26,742; Dr. Schlesinger, 26,742; Dr. Touhill, 26,742; Mr. Turner, 4,266; Ms. Van Trease, 19,562; and Mr. Washkowitz, 12,546.

(4)	Includes (a) dividends paid on restricted stock awards, and (b) the aggregate incremental cost of use of corporate aircraft as determined on a per flight basis, including the cost of fuel, landing fees, the cost of in-flight meals, sales tax, crew expenses, the hourly cost of aircraft maintenance for the applicable number of flight hours, and other variable costs specifically incurred. Amounts represent trips where a spouse accompanied a non-employee director on corporate aircraft for Company business purposes. Dividends are paid at the same rate applicable to all outstanding shares of Common Stock.

(5)	Mr. Engelhardt, Chairman of the Board and former Chief Executive Officer of the Company, continues to serve as a senior officer of the Company and receives a salary and other compensation pursuant to the terms of an employment agreement with the Company which is discussed in detail below. He receives no additional compensation for serving as a director.

COMPENSATION OF THE CHAIRMAN IN 2006

Mr. Engelhardt, the Chairman of the Board and former Chief Executive Officer of the Company, continues to serve as a senior officer of the Company and receives a salary and other compensation pursuant to the terms of an employment agreement with the Company. He receives no additional compensation for serving as a director.

The Company entered into an amended employment agreement with Mr. Engelhardt effective January 1, 2006 at a salary and bonus level as described below. The amended employment agreement spells out Mr. Engelhardt’s duties as Chairman. In addition, specific assignments involving his experience and relationships, such as acquisitions, development of Btu generation projects and select operational issues, are jointly developed with the CEO at the beginning of each year and are approved by the Board of Directors. At the end of each year, Mr Engelhardt’s performance is evaluated by the independent directors. Mr. Engelhardt’s amended agreement is for a term of two years, which may be extended by mutual agreement. The Company may only terminate employment for cause, disability or death. Mr. Engelhardt may terminate his employment at any time; however, if he terminates employment for good reason, he would be entitled to his base salary through December 31, 2007, a one-time prorated bonus for the year of termination, payable when bonuses, if any, are paid to other executives. He would also receive qualified and nonqualified retirement, life insurance, medical and other benefits through December 31, 2007.

The tables below reflect the amount of compensation that would have been payable to Mr. Engelhardt in the event of termination of his employment, per the terms of his employment agreement and long-term incentive agreements. The amount of compensation payable to Mr. Engelhardt upon Retirement, “For Cause” Termination, Death or Disability, Voluntary Termination, Involuntary Termination “Without Cause” or “For Good Reason”, and Involuntary Termination as a Result of Change in Control is shown below. The amounts shown assume that termination was effective as of December 31, 2006, and are estimates of the amounts that would have been paid to Mr. Engelhardt upon his termination. The actual amounts that would be payable can be determined only at the time of his termination.

Estimated Incremental Value Upon Termination

Involuntary
					Termination	Involuntary
					“Without Cause”	Termination as a
		“For Cause”	Death or	Voluntary	or “For Good	Result of Change
	Retirement	Termination	Disability	Termination	Reason”	in Control
Name	($)(1)	($)(1)(2)	($)(3)	($)(1)	($)(4)	($)(5)

Irl F. Engelhardt	234,615	234,615	6,238,844	234,615	2,298,320	51,732,269

(1)	Compensation payable would include accrued but unused vacation.

(2)	“For Cause” means (i) any material and uncorrected breach by the executive of the terms of his employment agreement, including but not limited to engaging in disclosure of secret or confidential information, (ii) any willful fraud or dishonesty of the executive involving the property or business of the Company, (iii) a deliberate or willful refusal or failure to comply with any major corporate policies which are communicated in writing or (iv) the executive’s conviction of, or plea of no contest to, any felony if such conviction results in imprisonment. Compensation payable would include only accrued but unused vacation.

(3)	Compensation payable would include a) accrued but unused vacation, b) prorated annual incentive for year of termination, c) 100% payout of outstanding performance units, and d) the value realized as a result of the accelerated vesting of any unvested stock option awards, per the terms of his stock option grant agreement.

(4)	Compensation payable would include a) lump sum severance payment of base salary through December 31, 2007, b) prorated annual incentive for year of termination, c) continuation of benefits through December 31, 2007, and d) prorated payout of outstanding performance units.

(5)	Reflects total estimate of compensation payable as a result of both a Change in Control and a termination of employment, as detailed in the Estimated Current Value of Change in Control Benefits Table below. The compensation payable includes $45,909,545 of value realized as a result of the accelerated vesting of stock options granted to Mr. Engelhardt prior to the Company’s May 2001 initial public offering. Of the $45,909,545 of value realized, $41,228,088 is attributable to options which vest in November 2007 and expire in May 2008, and $4,681,457 is attributable to options which vest in July 2010 and expire in January 2011. Additional detail about these option grants is set forth below.

Mr. Engelhardt would be entitled to receive certain benefits upon a change in control of the Company under the terms of his individual employment agreement and long-term incentive agreements. The actual value of these benefits would be known only if and when they become eligible for payment. The following table provides an estimate of the value that would have been payable to Mr. Engelhardt assuming a change in control of the Company had occurred on December 31, 2006, including a gross-up for certain taxes in the event that any payment made in connection with the change in control was subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

Estimated Current Value of Change in Control Benefits

Accelerated Vesting of Unvested
	Severance	Estimated Tax	Stock Option Awards ($)(3)
	Amount	Gross Up	LBO Grants	Post-IPO Grants
Name	($)(1)	($)(2)	($)(4)	($)	Total ($)

Irl F. Engelhardt	2,298,320	—	45,909,545	3,524,404	51,732,269

(1)	The severance amount is equal to the amount shown in the “Involuntary Termination ‘Without Cause’ or ‘For Good Reason’ ” column in the Estimated Incremental Value Upon Termination Table above.

(2)	Includes excise tax, plus the effect of 35% federal income taxes, 6% state income taxes and 1.45% FICA-HI taxes on the excise tax. Excise tax is equal to 20% times the excess parachute payment subject to excise tax. An excess parachute payment is triggered when the change in control amount is greater than the safe harbor amount (equal to 3x the base amount; base amount is the average of the previous 5 years’ W-2 earnings); actual excess parachute payment is equal to the difference between the preliminary change in control amount and the base amount.

(3)	Reflects the value Mr. Engelhardt could realize as a result of the accelerated vesting of any unvested stock option awards, based on the Company’s stock price on the last trading day of 2006, $40.41. The value realized is not and would not be a liability of the Company.

(4)	This number is the value realized as a result of the accelerated vesting of stock options granted to Mr. Engelhardt prior to the Company’s May 2001 initial public offering. Of the $45,909,545 of value realized, $41,228,088 is attributable to options which vest in November 2007 and expire in May 2008, and $4,681,457 is attributable to options which vest in July 2010 and expire in January 2011. Additional detail about these option grants is set forth below.

In 2006 Mr. Engelhardt received an annual salary of $350,000 for his service as a senior officer of the Company, and earned non-equity incentive compensation in the amount of $246,880, equal to 71% of his salary. Mr. Engelhardt received no option awards, performance unit awards or restricted stock awards in 2006. Other compensation paid to Mr. Engelhardt during 2006 includes group term life insurance, $594; 401(k) company match and performance contribution, $38,500; and the aggregate incremental cost of use of corporate aircraft which represents trips where a family member of Mr. Engelhardt accompanied him on corporate aircraft for Company business purposes, $848.

A substantial portion of Mr. Engelhardt’s outstanding awards is attributable to stock options granted to him prior to the Company’s May 2001 IPO when he served as Chief Executive Officer and Chairman. These options were granted in 1998 in connection with a leveraged buyout transaction or “LBO” involving Peabody Energy’s acquisition of Peabody Holding Company. The size and terms of the pre-IPO stock options or “LBO grants” were determined according to standard practices at that time for private companies. The LBO grants, many of which remain unexercised, were designed to be competitive in the industry marketplace for top executives, to compensate the management group on a basis commensurate with the risks associated with a highly leveraged transaction, to reward performance and to align their interests with the Company’s owners. The LBO grants vest in November 2007 and July 2010, and expire in May 2008 and January 2011, respectively. Additional detail about the LBO grants is set forth in the “Outstanding Equity Awards at Fiscal Year End” table below.

As of December 31, 2006, Mr. Engelhardt’s outstanding equity awards were as follows:

	Option Awards						Stock Awards
Equity
									Equity	Incentive
									Incentive	Plan
									Plan	Awards: Market
									Awards:	or Payout
									Number of	Value
								Market	Unearned	of Unearned
							Number of	Value	Shares,	Shares,
							Shares or	of Shares	Units or	Units or
	Number of		Number of				Units of	or Units	Other	Other
	Securities		Securities				Stock	of Stock	Rights	Rights
	Underlying		Underlying				That	That	That	That
	Unexercised		Unexercised		Option		Have	Have	Have	Have
	Options		Options		Exercise	Option	Not	Not	Not	Not
	(#)(1)		(#)(1)		Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable		Unexercisable		($)(1)	Date	(#)	($)	(#)(2)(3)	($)(4)
Irl F. Engelhardt									57,036	2,304,825
LBO Grants
			1,119,188	(5)	3.5725	5/19/2008
			127,084	(6)	3.5725	1/1/2011
Post-IPO Grants
			67,939	(7)	10.4875	1/2/2014
	50	(8)	74,029	(8)	20.2625	1/25/2015
Total	50		1,388,240						57,036	2,304,825

(1)	The number and exercise price of all options have been adjusted to reflect the 2-for-1 stock splits effected by the Company in March 2005 and February 2006.

(2)	The numbers have been adjusted to reflect the 2-for-1 stock splits effected by the Company in March 2005 and February 2006.

(3)	The number of performance units disclosed is based on the assumption that target performance goals were achieved.

(4)	The payout value was calculated based on the closing market price per share of the Company’s Common Stock on the last trading day of 2006, $40.41 per share, and the assumption that target performance goals were achieved.

(5)	The options were granted on May 19, 1998 and vest on November 19, 2007.

(6)	The options were granted on January 1, 2001 and vest on July 1, 2010.

(7)	The options were granted on January 2, 2004 and vest in three equal annual installments beginning January 2, 2005.

(8)	The options were granted on January 25, 2005 and vest in three equal annual installments beginning January 25, 2006.

The 2006 compensation charge dollar amount recognized for financial statement reporting purposes in accordance with FAS 123R for Mr. Engelhardt’s awards were as follows: option awards, $1,236,989; and performance unit awards, $9,306,935.

As of December 31, 2006, Mr. Engelhardt had 27 years of credited service for the Salaried Employees Retirement Plan, and the estimated present value of his current accumulated pension benefit was $5,014,494. The change in pension value for Mr. Engelhardt for 2006 was $558,061, and resulted from an increase in the discount rate from 5.9% to 6.0% and a change in the applicable mortality table.

In 2006, he exercised 899,722 options and realized a total value of $37,453,315 from the exercise of these options. Mr. Engelhardt earned 250,280 performance units for the period January 2, 2004 to December 31, 2006, which were paid in cash in the amount of $9,040,531, and 374,888 performance units for the period August 1, 2004 to December 31, 2006, which were paid in cash in the amount of $16,510,068.

Compensation Committee Interlocks and Insider Participation

Messrs. Brown, James and Karn currently serve on the Compensation Committee. None of these committee members is employed by the Company.

Policy for Approval of Related Person Transactions

Pursuant to a written policy adopted by the Board of Directors on January 23, 2007, the Nominating & Corporate Governance Committee is responsible for reviewing and approving all transactions between the Company and certain “related persons,” such as its executive officers, directors and owners of more than 5% of the Company’s voting securities. In reviewing a transaction, the Committee considers the relevant facts and circumstances, including the benefits to the Company, any impact on director independence and whether the terms are consistent with a transaction available on an arms-length basis. Only those related person transactions that are determined to be in (or not inconsistent with) the best interests of the Company and shareholders are permitted to be approved. No member of the Committee may participate in any review of a transaction in which the member or any of his or her family members is the related person. A copy of the policy can be found on the Company’s website (www.peabodyenergy.com) by clicking on “Investors,” then “Corporate Governance,” and then “Nominating and Corporate Governance Committee Charter” and is available in print to any shareholder who requests it. Information on our website is not considered part of this Proxy Statement.

Certain Transactions and Relationships

A sibling of Mr. Engelhardt, the Company’s Chairman, is employed as Director of Real Estate Sales for a subsidiary of the Company. His compensation (less than $200,000 in 2006) is in accordance with the Company’s employment and compensation practices applicable to employees with similar qualifications, responsibilities and positions.

In the third quarter of 2006, the Company sold surplus land to Mr. Engelhardt, the Company’s Chairman, for $2.2 million and recognized a $1.8 million gain on the sale. The land was previously mined and reclaimed, and was not a strategic or income producing property. Prior to the sale, the Nominating & Corporate Governance Committee conducted a thorough review of the transaction, including values determined through independent appraisals of the property. Based on its review, the Nominating & Corporate Governance Committee determined the sale would be on terms comparable to terms available to an unrelated third party and would not be inconsistent with the best interests of the Company and its stockholders. Upon the Nominating & Corporate Governance Committee’s recommendation, the independent members of the Board of Directors and Mr. Boyce approved the sale.

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(ITEM 2)

The Board of Directors has, upon the recommendation of the Audit Committee, appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007, subject to ratification by the Company’s shareholders. While the Audit Committee is responsible for the appointment, compensation, retention, termination and oversight of the independent registered public accounting firm, the Audit Committee and the Board are requesting, as a matter of policy, that the shareholders ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the Company’s shareholders do not ratify the appointment, the Audit Committee may investigate the reasons for shareholder rejection and may consider whether to retain Ernst & Young LLP or to appoint another independent registered public accounting firm. Furthermore, even if the appointment is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and the Company’s shareholders.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. Such representatives will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions by shareholders. For additional information regarding the Company’s relationship with Ernst & Young LLP, please refer to “Report of the Audit Committee” and “Fees Paid to Independent Registered Public Accounting Firm” on page 13 of this Proxy Statement.

The Board of Directors recommends that you vote “For” Item 2, which ratifies the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

SHAREHOLDER PROPOSAL AND COMPANY’S STATEMENT IN OPPOSITION

Shareholder Proposal Regarding Board Declassification (ITEM 3)

This proposal was submitted by the AFL-CIO Reserve Fund (the “AFL-CIO”), 815 Sixteenth Street, N.W., Washington D.C. 20006. The AFL-CIO has represented that it is the beneficial owner of 400 shares of Common Stock, and has advised the Company that it intends to submit the following proposal at the Company’s 2007 Annual Meeting of Shareholders. The words “we” and “our” in the Supporting Statement mean the AFL-CIO, not the Company:

Proposal Submitted by AFL-CIO

“Resolved: The stockholders of Peabody Energy Corporation (“Peabody” or “Company”) urge the Board of Directors to take the necessary steps, in compliance with state law, to declassify the Board for the purpose of director elections. The Board’s declassification shall be completed in a manner that does not affect the unexpired terms of directors previously elected.”

Supporting Statement Submitted by AFL-CIO

“Supporting Statement: Our Company’s Board of Directors is divided into three classes, with approximately one-third of all directors elected annually to three-year terms. In our opinion, this director classification system, which results in only a portion of the Board being elected annually, is not in the best interests of our Company and its stockholders. We believe shareholders should have the opportunity to vote on the performance of the entire Board each year.

“Shareholders overwhelmingly supported this proposal last year, with more than 70% voting in favor of declassifying our Company’s board.

“In our view, the election of directors is the primary avenue for shareholders to influence corporate governance policies and to hold management accountable for implementing those policies. Eliminating this classification system would require each director to stand for election annually and would give stockholders an opportunity to register their views on the performance of the board collectively and each director individually.

“We believe that electing directors annually is one of the best methods available to shareholders to ensure that our Company is managed in the appropriate interests of its investors. Several in-depth studies of the past five years have found significant positive links between governance practices favoring shareholders (like declassifying the board) and firm value. One of the most recent studies, “The Costs of Entrenched Boards,” by Harvard Law School’s Lucian Bebchuk and Alma Cohen, found that staggered boards were associated with an economically meaningful reduction in firm value (as measured by Tobin’s Q). The authors also found “evidence that staggered boards bring about, and not merely reflect, an economically significant reduction in firm value” (Journal of Financial Economics, 2005).

“We believe investors increasingly favor requiring annual elections for all directors. The Council of Institutional Investors, the California Public Employees’ Retirement System, and Institutional Shareholder Services (“ISS”) have supported this reform. ISS’ 2006 Board Practices/Board Pay study found the number of companies with staggered boards continued to decline in 2005. At the current rate of decline, the majority of S&P 500 directors will be subject to annual election by the end of 2006, the study noted. According to ISS, forty-two proposals to repeal classified boards averaged support of 66.8 percent during the first six months of 2006, compared with 60.5 percent average support for 46 proposals during the same period in 2005, a 6.3 percentage point increase (2006 Postseason Report, 2006).

“In our opinion, electing all directors annually is one of the best methods available to stockholders to ensure that the Company will be managed in a manner that is in the best interest of stockholders. We therefore urge our fellow stockholders to support this reform.”

The Board recommends that you vote AGAINST the AFL-CIO’s proposal for the following reasons:

•	The Board continues to believe the classified structure improves its ability to protect shareholder interests and the Company’s long-term value.

•	A classified board structure is an important protection for shareholders in a hostile takeover situation because it allows the Company time to negotiate with a potential acquirer, to consider alternative proposals and to maximize shareholder value.

•	The Board believes this proposal was submitted as part of a “corporate campaign” aimed at pressuring the Company into adopting policies being promoted by union officials that would be detrimental to the Company, its shareholders and employees.

Since becoming a public company in 2001, we have used the same system of electing directors by classes. Under this system, the shareholders elect approximately one-third of our directors each year. Electing directors for staggered three-year terms ensures that a majority of directors will always be familiar with the Company’s complex, global operations. Staggered elections also enable new directors to gain access over time to the knowledge and experience of continuing directors, thereby enhancing their familiarity with the Company’s businesses and strategies. This, in turn, promotes the continuity and stability of Board-formulated policies and the Company’s ability to execute its long-term strategies. In view of these and other important shareholder benefits, 55% of S&P Composite 1500 companies (comprised of companies in the S&P 500, the S&P MidCap 400 and the S&P Small Cap 600), including 45% of S&P 500 companies and 63% of S&P MidCap 400 companies, continue to have classified board structures.

The AFL-CIO’s supporting statement implies the Company’s classified board structure adversely impacted its performance. This, however, does not accord with the facts. Since the Company’s initial public offering in 2001, our shareholder value has increased by more than 500%, and our market capitalization has increased by more than $9 billion. In 2005, Peabody Energy was ranked among the 10 best performing “large-cap” stocks in the world. The Company has created superior value for its shareholders since its initial public offering, significantly outperforming both its peer group and the broader market indices. Furthermore, as a testament to our shareholder focus and strong governance practices, Institutional Investor magazine named Peabody Energy as one of “America’s Most Shareholder-Friendly Companies” for 2006.

The Board of Directors continues to believe the classified structure improves its ability to protect the interests of the shareholders and the long-term value of the Company. Importantly, the classified structure allows directors to make sound long-term strategic decisions, rather than focusing on the short-term. Staggered terms also encourage those who might seek to take control of the Company to negotiate with the Board, which enables the Board to better protect shareholder interests. Because a takeover attempt involving the replacement of directors requires a span of at least two annual meetings, the Board would have more time and leverage to review a takeover proposal, consider alternative proposals and make recommendations to the shareholders. Although the classified structure enhances a board’s ability to negotiate favorable terms in connection with unfriendly or unsolicited proposals, it does not preclude takeover offers.

The Board also believes that directors elected to classified three-year terms are no less accountable to shareholders than they would be if elected annually. The same standards of performance and responsibility apply regardless of length of service. Shareholders also have the opportunity to express their views regarding board performance and composition by replacing directors and electing alternate nominees for the class of directors to be elected each year. For the foregoing reasons, the Board of Directors believes the benefits of a classified board do not come at the cost of director accountability.

The existence of a classified board also enhances the independence of non-executive directors. By providing directors with longer assured terms, directors have the latitude to make decisions which may initially be unpopular but which are, in fact, in the best interests of the Company and the shareholders.

The Board believes it is important for the shareholders to have a clear understanding of who is responsible for this proposal and the context in which it is being made.

Over the past several years, unions have increasingly waged “corporate campaigns” against companies such as Peabody, aimed at pressuring them to adopt policies which may not be in the best interests of the companies or their shareholders. The Board believes AFL-CIO officials filed this shareholder proposal as part of their campaign to cause Peabody to abandon National Labor Relations Act election processes, which have been used successfully for decades to determine whether employees wish to be represented by a union. The Board believes these processes are critical to preserving the Company’s right to express its views about union organizing activities and our employees’ right to choose whether to join or not join a union, without fear of intimidation or reprisal. Under the circumstances, this proposal does not appear to be motivated by a desire to advance the best interests of the Company or its shareholders.

The Board of Directors takes the views of its shareholders seriously and recognizes that a significant number of shares were voted in favor of a similar proposal at our last two annual meetings. After a thorough review, however, the Board continues to conclude that retaining the classified board is in the best interests of the Company and our shareholders.

The Board recommends that you vote “AGAINST” the AFL-CIO’s proposal.

ADDITIONAL INFORMATION

Information About Shareholder Proposals

If you wish to submit a proposal for inclusion in next year’s Proxy Statement and proxy, we must receive the proposal on or before November 27, 2007, which is 120 calendar days prior to the anniversary of this year’s mailing date. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations governing the solicitation of proxies. Any proposals should be submitted in writing to: Corporate Secretary, Peabody Energy Corporation, 701 Market Street, St. Louis, Missouri 63101.

Under the Company’s by-laws, if you wish to nominate a director or bring other business before the shareholders at the 2008 Annual Meeting without having your proposal included in next year’s proxy statement:

•	You must notify the Corporate Secretary in writing at the Company’s principal executive offices between January 2, 2008 and February 1, 2008; however, if the Company advances the date of the meeting by more than 20 days or delays the date by more than 70 days, from May 1, 2008, then such notice must be received not earlier than 120 days before the date of the annual meeting and not later than the close of business on the 90th day before such date or the 10th day after public disclosure of the meeting is made; and

•	Your notice must contain the specific information required by the Company’s by-laws regarding the proposal or nominee, including, but not limited to, name, address, shares held, a description of the proposal or information regarding the nominee and other specified matters.

You can obtain a copy of the Company’s by-laws without charge by writing to the Corporate Secretary at the address shown above or by accessing the Company’s website (www.peabodyenergy.com) and clicking on “Investors,” and then “Corporate Governance”. Information on our website is not considered part of this Proxy Statement. These requirements are separate from and in addition to the requirements a shareholder must meet to have a proposal included in the Company’s proxy statement. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

Householding of Proxies

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more shareholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household annual reports and proxy materials, delivering a single annual report and/or proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.

Once you have received notice from your broker or the Company that your broker or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and/or proxy statement in the future, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. If, at any time, you and another shareholder sharing the same address wish to participate in householding and prefer to receive a single copy of the Company’s annual report and/or proxy statement, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares.

You may request to receive at any time a separate copy of our annual report or proxy statement, or notify the Company that you do or do not wish to participate in householding by sending a written request to the Corporate Secretary at 701 Market Street, St. Louis, Missouri 63101 or by telephoning (314) 342-3400.

Additional Filings

The Company’s Forms 10-K, 10-Q, 8-K and all amendments to those reports are available without charge through the Company’s website on the Internet as soon as reasonably practicable after they are electronically filed with, or furnished to, the Securities and Exchange Commission. They may be accessed at the Company’s website (www.peabodyenergy.com) by clicking on “Investors,” and then “SEC Filings.” Information on our website is not considered part of this Proxy Statement.

In accordance with SEC rules, the information contained in the Report of the Audit Committee on page 13, and (ii) the Report of the Compensation Committee on page 31 shall not be deemed to be “soliciting material,” or to be “filed” with the SEC or subject to the SEC’s Regulation 14A, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Costs of Solicitation

The Company is paying the cost of preparing, printing and mailing these proxy materials. The Company has engaged Georgeson Shareholder Communications Inc. to assist in distributing proxy materials, soliciting proxies and in performing other proxy solicitation services for a fee of $10,500 plus their out-of-pocket expenses. Proxies may be solicited personally or by telephone by regular employees of the Company without additional compensation as well as by employees of Georgeson. The Company will reimburse banks, brokerage firms and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their voting instructions.

OTHER BUSINESS

The Board of Directors is not aware of any matters requiring shareholder action to be presented at the Annual Meeting other than those stated in the Notice of Annual Meeting. Should other matters be properly introduced at the Annual Meeting, those persons named in the enclosed proxy will have discretionary authority to act on such matters and will vote the proxy in accordance with their best judgment.

The Company will provide to any shareholder, without charge and upon written request, a copy (without exhibits unless otherwise requested) of the Company’s Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2006 as filed with the Securities and Exchange Commission. Any such request should be directed to Peabody Energy Corporation, Investor Relations, 701 Market Street, St. Louis, Missouri 63101-1826; telephone (314) 342-3400.

By Order of the Board of Directors,

Jeffery L. Klinger
Vice President, General Counsel
and Corporate Secretary

ANNUAL MEETING OF SHAREHOLDERS OF
PEABODY ENERGY CORPORATION
May 1, 2007
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” ITEMS 1 AND 2.
THE BOARD OF DIRECTORS RECOMMENDS VOTING “AGAINST” ITEM 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE
☒

1.	Election of Directors: The undersigned hereby GRANTS authority to elect the following nominees: (see Board recommendation below):
NOMINEES:
☐	FOR ALL NOMINEES	¡ William A. Coley
¡ Irl F. Engelhardt
☐	WITHHOLD AUTHORITY	¡ William C. Rusnack
	FOR ALL NOMINEES	¡ John F. Turner
¡ Alan H. Washkowitz
☐	FOR ALL EXCEPT
(See instruction below)

RECOMMENDATION: The Board recommends voting “For” all Nominees.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

The Board
Recommends “For”
ê
		FOR	AGAINST	ABSTAIN
2.	Ratification of Appointment of Independent Registered Public Accounting Firm.	☐	☐	☐
The Board
Recommends “Against”
ê
		FOR	AGAINST	ABSTAIN
3.	Shareholder Proposal regarding Board Declassification.	☐	☐	☐

If you vote over the Internet or by telephone, please do not mail your card.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

     ■

PROXY
PEABODY ENERGY CORPORATION
Proxy/Voting Instruction Card for Annual Meeting of Shareholders to be held on May 1, 2007
This proxy is solicited on behalf of the Board of Directors
     The undersigned hereby constitutes and appoints Blanche M. Touhill, Alexander C. Schoch and Jeffery L. Klinger, or any of them, with power of substitution to each, proxies to represent the undersigned and to vote, as designated on the reverse side of this form, all shares of Common Stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Peabody Energy Corporation (Peabody) to be held on May 1, 2007 at the Ritz-Carlton Hotel, 100 Carondelet Plaza, Clayton, Missouri 63105 at 10:00 A.M., and at any adjournments or postponements thereof.
     If the undersigned is a participant in the Peabody Investments Corp. Employee Retirement Account or other 401(k) plans sponsored by Peabody or its subsidiaries, this proxy/voting instruction card also provides voting instructions to the trustee of such plans to vote at the Annual Meeting, and any adjournments thereof, as specified on the reverse side hereof. If the undersigned is a participant in one of these plans and fails to provide voting instructions, the trustee will vote the undersigned’s plan account shares (and any shares not allocated to individual participant accounts) in proportion to the votes cast by other participants in that plan.
     The shares represented by this proxy/voting instruction card will be voted in the manner indicated by the shareholder. In the absence of such indication, such shares will be voted FOR the election of all the director nominees listed in Item 1, or any other person selected by the Board if any nominee is unable to serve, FOR ratification of Ernst & Young LLP as Peabody’s independent registered public accounting firm for 2007 (Item 2), and AGAINST the shareholder proposal included as Item 3. The shares represented by this proxy will be voted in the discretion of said proxies with respect to such other business as may properly come before the meeting and any adjournments or postponements thereof.
IMPORTANT – This proxy/voting instruction card must be signed and dated on the reverse side.

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ANNUAL MEETING OF SHAREHOLDERS OF
PEABODY ENERGY CORPORATION
May 1, 2007

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
- or -
TELEPHONE - Call toll-free 1-800-PROXIES
(1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
- or -
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.
ê Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ê
    ■

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” ITEMS 1 AND 2.
THE BOARD OF DIRECTORS RECOMMENDS VOTING “AGAINST” ITEM 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE
☒

1.	Election of Directors: The undersigned hereby GRANTS authority to elect the following nominees: (see Board recommendation below):
NOMINEES:
☐	FOR ALL NOMINEES	¡ William A. Coley ¡ Irl F. Engelhardt ¡ William C. Rusnack ¡ John F. Turner ¡ Alan H. Washkowitz

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instruction below)

RECOMMENDATION: The Board recommends voting “For” all Nominees.

INSTRUCTION:		To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

The Board
Recommends “For”
ê
		FOR	AGAINST	ABSTAIN
2.	Ratification of Appointment of Independent Registered Public Accounting Firm.	☐	☐	☐
The Board
Recommends “Against”
ê
		FOR	AGAINST	ABSTAIN
3.	Shareholder Proposal regarding Board Declassification.	☐	☐	☐

If you vote over the Internet or by telephone, please do not mail your card.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PEABODY ENERGY CORPORATION
Annual Meeting of Shareholders
Tuesday, May 1, 2007, 10:00 A.M.
Ritz-Carlton Hotel
100 Carondelet Plaza
Clayton, Missouri 63105
If you plan to attend the 2007 Annual Meeting of Shareholders of Peabody Energy Corporation, please detach this Admission Card and bring it with you to the meeting. This card will provide evidence of your ownership and enable you to attend the meeting. Attendance will be limited to those persons who owned Peabody Energy Corporation Common Stock as of March 9, 2007, the record date for the Annual Meeting.
When you arrive at the Annual Meeting site, please fill in your complete name in the space provided below and submit this card to one of the attendants at the registration desk.
If you do not bring this Admission Card and your shares are registered in your own name, you will need to present a photo I.D. at the registration desk. If your shares are registered in the name of your bank or broker, you will be required to submit other satisfactory evidence of ownership (such as a recent account statement or a confirmation of beneficial ownership from your broker) and a photo I.D. before being admitted to the meeting.

Shareholder Name:

          ■

PROXY
PEABODY ENERGY CORPORATION
Proxy/Voting Instruction Card for Annual Meeting of Shareholders to be held on May 1, 2007
This proxy is solicited on behalf of the Board of Directors
     The undersigned hereby constitutes and appoints Blanche M. Touhill, Alexander C. Schoch and Jeffery L. Klinger, or any of them, with power of substitution to each, proxies to represent the undersigned and to vote, as designated on the reverse side of this form, all shares of Common Stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Peabody Energy Corporation (Peabody) to be held on May 1, 2007 at the Ritz-Carlton Hotel, 100 Carondelet Plaza, Clayton, Missouri 63105 at 10:00 A.M., and at any adjournments or postponements thereof.
     If the undersigned is a participant in the Peabody Investments Corp. Employee Retirement Account or other 401(k) plans sponsored by Peabody or its subsidiaries, this proxy/voting instruction card also provides voting instructions to the trustee of such plans to vote at the Annual Meeting, and any adjournments thereof, as specified on the reverse side hereof. If the undersigned is a participant in one of these plans and fails to provide voting instructions, the trustee will vote the undersigned’s plan account shares (and any shares not allocated to individual participant accounts) in proportion to the votes cast by other participants in that plan.
     The shares represented by this proxy/voting instruction card will be voted in the manner indicated by the shareholder. In the absence of such indication, such shares will be voted FOR the election of all the director nominees listed in Item 1, or any other person selected by the Board if any nominee is unable to serve, FOR ratification of Ernst & Young LLP as Peabody’s independent registered public accounting firm for 2007 (Item 2), and AGAINST the shareholder proposal included as Item 3. The shares represented by this proxy will be voted in the discretion of said proxies with respect to such other business as may properly come before the meeting and any adjournments or postponements thereof.
IMPORTANT – This proxy/voting instruction card must be signed and dated on the reverse side.

■	14475 ■